Exhibit 10.1
OFFICE LEASE
BREA FINANCIAL COMMONS
MAGUIRE PROPERTIES – 130 S. STATE COLLEGE, LLC,
a Delaware limited liability company,
as Landlord,
and
CAPITALSOURCE BANK,
a California corporation,
as Tenant

(i)

INDEX

Page(s)
Abated Rent Amount	5
ADA	12
Additional Rent	15
Affiliate	22
Affiliated Assignee	21
Alterations	17
Back Up Power	14
Base Building	12
Base Rent	4
Base Year	5
BOMA	3
Broker(s)	2
Building	1
Building Structure	12
Building Systems	12
Building Top Sign	29
Building Top Sign Occupancy Requirement	29
Business Name	29
Capital Items	6
Casualty	21
CC&Rs	13
Change Order	Exhibit C
Claims, Damages and Costs	18
Commencement Date	1
Common Areas	3
Comparison Year	9
Control	20
Controlling	20
Current CC&Rs	13
Damage Notice	21
Effective Date	1
Environmental Damages	12
Environmental Laws	12
Event of Default	24
Excess Electrical Requirements	13
Expense Year	5
Fair Market Rental Rate	4
Final Space Plan	Exhibit C
Force Majeure	31
Future CC&Rs	13
Future Security Document	26
Handle	12
Handled	12
Handling	12
Hazardous Materials	12
Holder	26
HVAC	12
Initial Term	1
Institutional Owner Practices	9
Interest Rate	5
Landlord	1
Landlord Parties	28
Landlord’s Lease Undertakings	28
Landlord’s Statement	9
Landlord’s Work	Exhibit C
Late Charge	5
Laws	12
Lease	Exhibit F
Lease Documents	28
Lease Expiration Date	1
Leasehold Improvements	19
Monument Sign	30
Objectionable Name	29
OFAC	32
Operating Expenses	6
Options to extend the Term	1
Original Tenant	1
Other Improvements	32
Parking Facilities	3
Parking Rules	Exhibit D
Parking Spaces	26
Partial Lease Month Rent	5
Partial Month	1
Permitted Transfer	21
Permitted Use	2
Premises	1
Project	1
Property Taxes	5
Reimbursements	8
Renewal Notice	4

(i)

Page(s)
Renewal Option	4
Renewal Term	4
Renewal Term Commencement Date	4
Renovation Work	32
Rent	5
Rentable Area	1
rentable square feet	3
Restoration	21
Restoration Estimate	21
Rules and Regulations	27
Security Documents	26
SNDAA	26
Standard Lease Provisions	2
Substantial Completion	Exhibit C
Successor	22
Successor Landlord	26
Taking	21
Target Term Commencement Date	1
Tenant Improvement Allowance	Exhibit C
Tenant Improvement Costs	Exhibit C
Tenant Improvements	Exhibit C
Tenant Parties	26
Tenant Party	12
Tenant’s Property	19
Tenant’s Security System	14
Tenant’s Authorized Representative	Exhibit C
Tenant’s Percentage Share	9
Term	1
Transfer	22
Transfer Notice	21
Transfer Profits	21
Transferee	22
Usable Area	3
usable square feet	3
Work Letter	Exhibit C
worth at the time of award	24

(ii)

OFFICE LEASE
     THIS OFFICE LEASE (“Lease”) is made and entered into by and between MAGUIRE PROPERTIES — 130 S. STATE COLLEGE, LLC, a Delaware limited liability company (“Landlord”) and the Tenant described in Item 1 of the Basic Lease Provisions as of November 5, 2008 (the “Effective Date”).
BASIC LEASE PROVISIONS
1.	Tenant: CAPITALSOURCE BANK, a California corporation (“Original Tenant”)

2.	Description of Premises/Building/Project:
2.1	Premises: All of the Rentable Area contained in the Building (defined below), including Suites 100 and 200. The outline of the Premises is shown on Exhibit “A”.

2.2	Rentable Area: Approximately 42,884 square feet (Section 1.3)

2.3	Building: The building located at 130 South State College Boulevard, Brea, California

2.4	Project: That certain project with all common areas, commonly known as Brea Financial Commons.
3.	Term:
3.1	Initial Term: Subject to Section 2.2 of the Standard Lease Provisions, sixty-six (66) months commencing on the Commencement Date.

3.2	Option to extend the Term: One (1) option to extend for five (5) years.

3.3	Commencement Date: The earlier to occur of (a) the date that is the later of (i) April 1, 2009 (the “Projected Commencement Date”) and (ii) one hundred twenty (120) days after the Delivery Date (as defined in Section 1.2), or (b) the date that Tenant occupies any portion of the Premises for the conduct of business and not just tenant work or inspections. The Commencement Date is subject to postponement pursuant to Section 7 of Exhibit “C” attached hereto.

3.4	Lease Expiration Date: The last day of the calendar month which is sixty-six (66) months after the Commencement Date, which is anticipated to be September 30, 2014.
4.	Base Rent (Article 3)

	Monthly Base
	Rent Rate	Monthly Base Rent	Annual Base Rent
Months	(S/RSF/mo.)	($/mo.)	($/vr.)
1	$2.15	$92,200.60	N/A
2-7	$0.00	$0.00	$0.00
8-12*	$2.15	$92,200.60	N/A
13-24	$2.21	$94,773.64	$1,137,283.68
25-36	$2.28	$97,775.52	$1,173,306.24
37-48	$2.35	$100,777.40	$1,209,328.80
49-60	$2.42	$103,779.28	$1,245,351.36
61-66	$2.49	$106,781.16	N/A

*	If the Commencement Date occurs on any day other than the first day of a calendar month, months 1 – 12 shall include the partial month (“Partial Month”) in which the Commencement Date occurs (and the monthly Base Rent payable with respect to such Partial Month shall be prorated in accordance with Section 3.1.2, below) and the twelve calendar months immediately following such Partial Month.
5.	Additional Rent (Article 4)
5.1	Base Year: The calendar year 2009

5.2	Tenant’s Percentage Share: 100% (Section 4.2)
6.	Security: See Article 6

7.	Parking Spaces: See Article 20

8.	Brokers: Grubb & Ellis Company representing Tenant, and Maguire Properties, L.P. representing Landlord (Article 27)

9.	Permitted Use: (i) General office and administrative use, (ii) a gym for use by Tenant’s employees (to be constructed in accordance with the Final Plans (as defined in Section 2.2 of Exhibit “C” attached hereto)), but not the general public, and (iii) any other lawful use which is allowed within the zoning classification in which the Premises are located and which is consistent with the existing first-class office character of the Building apart from Tenant’s use. (Section 7.1)

10.	Addresses for Notices (Article 26):
To:       Tenant
Prior to and after the Commencement Date:
CapitalSource Bank
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attn: Chief Legal Officer

To: Landlord	With a copy to:

c/o Maguire Properties, Inc.	Gilchrist & Rutter Professional Corporation
355 South Grand Avenue, 33rd Floor	1299 Ocean Avenue, Suite 900
Los Angeles, California 90071	Santa Monica, California 90401
Attn: Senior Vice President Leasing	Attention: Jonathan S. Gross, Esq.
11.	Address for Payments: All payments payable to Landlord under this Lease shall be sent to the following address or to such other address as Landlord may designate.
Maguire Properties-130 S. State College, LLC
PO Box 60577
Los Angeles, CA 90060-0577
Wire Transfer Instructions Information:
Bank of the West
ABA #121-100-781
Account #737-010314
Maguire Properties-130 S. State College, LLC
12.	Guarantor: None
     This Lease shall consist of the foregoing Basic Lease Provisions, and the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Articles 1 through 30 which follow) and Exhibits “A” through “G”, inclusive, all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control. Any initially capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Standard Lease Provisions.

STANDARD LEASE PROVISIONS
ARTICLE 1
PREMISES
     1.1 Lease of Premises. Landlord hereby leases the Premises (as defined in Item 2.1 of the Basic Lease Provisions) to Tenant (defined below), and Tenant hereby leases the Premises from Landlord, upon all of the terms, covenants and conditions contained in this Lease. Pursuant to the terms of this Lease, Tenant shall have access to the Premises 24 hours per day, seven days per week. As used in this Lease, “Tenant” means Original Tenant, and any person or entity to whom or to which all of Original Tenant’s interest in this Lease is assigned (or otherwise transferred) in accordance with the provisions of Article 15 of this Lease.
     1.2 Delivery and Acceptance of Premises. Subject to Landlord’s express representations, warranties and covenants in this Lease (collectively, “Landlord’s Warranties”), Landlord shall deliver the Premises to Tenant in its As-Is condition for Tenant’s installation of Tenant Improvements therein in accordance with the provisions of Exhibit “C” attached hereto within one (1) business day after the mutual execution and delivery of this Lease (the actual date of delivery of the Premises to Tenant, the “Delivery Date”), and Tenant shall accept the Premises in its As-Is condition for Tenant’s use and occupancy and improvement thereof in accordance with this Lease, subject to Landlord’s Warranties, including Landlord’s obligation to perform the Landlord’s Work (as defined in Section 1.1 of Exhibit “C” attached hereto). The parties anticipate that the Delivery Date will occur on or before December 1, 2008. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to repair, restore, renovate or improve the Premises. If there are latent defects in the Premises or any part thereof, Tenant shall be deemed to have accepted same unless Tenant notifies Landlord thereof within six (6) months after Tenant obtains actual knowledge of such defect(s). Landlord shall have no responsibility to correct or liability with respect to any latent defects in any portion of the Tenant Improvements or Alterations (as defined in Section 10.2 below) installed by a contractor of Tenant, but shall be responsible for repair of or liable for latent defects in the core and shell of the Building, subject to all applicable statutes of limitation. Except as otherwise expressly provided in this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or any other portion of the Project, including without limitation, any representation or warranty with respect to the suitability or fitness of the Premises, the Building or any other portion of the Project for the conduct of Tenant’s business. Nothing in this Section 1.2 shall modify, diminish or otherwise affect the repair and maintenance obligations of Landlord and Tenant set forth in Sections 9.1 and 9.2 below.
     1.3 Measurement of the Rentable Area of Premises and the Building.
          1.3.1 For purposes of this Lease, the parties hereby stipulate that the number of rentable square feet contained within the Premises is as set forth in Item 2.2 of the Basic Lease Provisions.
          1.3.2 The “Rentable Area” or “rentable square feet” and “Usable Area” or “usable square feet” of any portion of the Premises shall be calculated by Landlord in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 - 1996 (“BOMA”).
     1.4 Common Areas. “Common Areas” shall mean the plaza and sidewalk areas, accessways and Project parking facilities, including surface parking (collectively the “Parking Facilities”), and the area on individual floors in the other buildings of the Project, devoted to corridors, fire vestibules, elevators, foyers, lobbies, electric and telephone closets, restrooms, mechanical rooms, janitor’s closets, and other similar facilities for the benefit of all tenants and invitees and shall also mean those areas of the other buildings of the Project devoted to mechanical and service rooms servicing the Building, or the other buildings of the Project, as applicable. The Common Areas shall be subject to the exclusive management and control of Landlord. Landlord shall have the right from time to time to designate, relocate and limit the use of particular areas or portions of the Common Areas so long as such relocation or limitation does not prevent Tenant from accessing the Premises or Parking Facilities or materially interfere with Tenant’s use of the Premises for the conduct of its business (Landlord shall use commercially reasonable efforts to give Tenant advance notice of such actions if Tenant would be affected thereby). Landlord shall also have the right to temporarily close all or any portion of the Common Areas as may, in the reasonable discretion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights in any person so long as such action does not prevent Tenant from accessing the Premises or Parking Facilities or materially interfere with Tenant’s use of the Premises for the conduct of its business (Landlord shall use commercially reasonable efforts to give Tenant advance notice of such temporary closures if Tenant would be affected thereby).
ARTICLE 2
TERM
     2.1 Term. Unless earlier terminated or extended in accordance with the express provisions hereof, the initial term of this Lease shall be the period shown in Item 3.1 of the Basic Lease Provisions (the “Term”). Promptly following the Commencement Date, Landlord and Tenant shall confirm the Commencement Date and the Lease Expiration Date by executing and delivering a notice substantially in the form attached hereto as Exhibit “B”, which Tenant shall execute and return to Landlord within thirty (30) days of receipt thereof.
     2.2 Commencement. The Term shall commence on the Commencement Date as defined in Item 3.3 of the Basic Lease Provisions; provided, however, that in the event the Term shall commence on a day other than the first day of any calendar month, for purposes of calculating the Lease Expiration Date and the timing of all scheduled increases in Base Rent during the Term, the Commencement Date shall be deemed to be the first day of the calendar month following the Commencement Date. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant notwithstanding the later commencement of the Term of this Lease. Notwithstanding anything to the contrary set forth in this Lease, if the Commencement Date has not occurred by August 31, 2009 due to Landlord Delay (as defined in Paragraph 7.1(a) of Exhibit “C”) or Landlord’s Work Delay (as defined in Section 7.3 of Exhibit “C”), then Landlord shall reimburse Tenant for the excess amount of the monthly rent paid by Tenant for its existing office space in Brea, California or for any other office space Tenant occupies because the landlord of its existing office space refuses to allow Tenant to remain in its existing office space (collectively, “Existing Space”) over the amount of monthly rent that is owed by Tenant under its existing lease for such Existing Space prior to the expiration of the term thereof, for the period from September 1, 2009 until the Commencement

Date occurs (but not beyond February 28, 2010) (“Excess Rent”); provided further that if Tenant is unable to remain in its Existing Space after the termination of its existing lease and relocates to a temporary location, then Landlord shall, in addition to reimbursing Tenant for the Excess Rent, reimburse Tenant for all expenses incurred in packing, moving, and unpacking to a temporary location, including the costs of rewiring telephone, computer and other equipment, new stationary, cards, announcements and all other costs that would not have been incurred but for the “double move.” Tenant will not consent to any increase in the holdover rent payable by Tenant, or other terms regarding Tenant’s obligations with respect to holding over in the Existing Space that could increase Landlord’s obligation hereunder, if not required by Tenant’s existing landlord or the fee owner of the property where the Existing Space is located as determined by Tenant in good faith, without Landlord’s prior written consent. If the Commencement Date has not occurred by October 1, 2009 due to Landlord Delay or Landlord’s Work Delay, Tenant shall have the right, upon fifteen (15) days’ notice to Landlord (which notice shall be ineffective if the Commencement Date has occurred by the end of such fifteen (15) day period) to terminate this Lease, and in the event of such termination Landlord shall refund to Tenant the amount of actual out-of-pocket costs Incurred by Tenant, in excess of the Tenant Improvement Allowance, to design and construct the Tenant Improvements, within ten (10) days of receipt of reasonable evidence of such costs. Without limiting all other remedies and rights of Tenant under this Lease (including recovery of Excess Rent), if the Commencement Date has not occurred by September 1, 2009 due to Landlord Delay or Landlord’s Work Delay and this Lease has not been terminated pursuant to the preceding sentence, then following the Commencement Date, Tenant shall receive a rent credit equal to three (3) days of Base Rent for each day after September 1, 2009 that the Commencement Date fails to occur due to Landlord Delay or Landlord’s Work Delay. By way of example, if the Commencement Date does not occur until September 15, 2009 due to Landlord Delay, then Tenant shall receive a Base Rent credit equal to forty-five (45) days of Base Rent.
     2.3 Renewal Term.
          2.3.1 Provided that a monetary Event of Default is not in existence as of the date of exercise of the Renewal Option, Tenant shall have one (1) option to renew this Lease (“Renewal Option”) for the entire Premises for a period of five (5) years (the “Renewal Term”) commencing on the first day after the Lease Expiration Date (“Renewal Term Commencement Date”). The Renewal Option shall be exercisable by Tenant giving written notice (“Renewal Notice”) to Landlord of its exercise of the Renewal Option at least nine (9) months, but not more than fifteen (15) months, prior to the expiration of the initial Term of the Lease.
          2.3.2 The Base Rent payable hereunder for the Premises during the Renewal Term shall be adjusted to the Fair Market Rental Rate (as defined in Section 2.4 below) as of the Renewal Term Commencement Date. In order to determine the Fair Market Rental Rate for the Renewal Term, Landlord and Tenant ten (10) days after the date on which the Renewal Notice is given by Tenant (but not earlier than twelve (12) months prior to the Renewal Term Commencement Date), shall commence discussions to endeavor to agree upon the applicable Fair Market Rental Rate. In the event Landlord and Tenant do not agree upon such rate within twenty (20) days after the expiration of said ten (10) day period, on the twenty-fifth (25th) day after the expiration of said ten (10) day period, Landlord and Tenant shall each simultaneously submit to the other in writing its good faith estimate of the Fair Market Rental Rate. If the higher of said estimates is not more than one hundred and five percent (105%) of the lower of such estimates, the Fair Market Rental Rate in question shall be deemed to be the average of the submitted rates. If otherwise, then the rate shall be set by arbitration to be held in Irvine, California in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association, except that the arbitration shall be conducted by a single arbitrator mutually acceptable to the parties and otherwise appointed in accordance with the rules of the American Arbitration Association and shall be on the basis that the arbitrator shall pick one of the two rates submitted, being the rate which is closer to the Fair Market Rental Rate as determined by the arbitrator using the definition set forth in Section 2.4 below. The parties agree to be bound by the decision of the arbitrator, which shall be final and non-appealable, and shall share equally the costs of arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          2.3.3 During the Renewal Term, Tenant shall pay Additional Rent in accordance with the provisions of Article 4, but with a Base Year determined in connection with the determination of the Fair Market Rental Rate.
          2.3.4 The Renewal Option set forth in this Section 2.3 is personal to Tenant and may not be assigned, transferred or conveyed to any party, except in connection with an assignment of the Lease in its entirety to an Affiliate or Successor of Tenant (as defined in Section 15.1).
     2.4 Fair Market Rental Rate. The phrase “Fair Market Rental Rate” shall mean the fair market value annual rental rate which Landlord and other landlords leasing space of comparable type, size, level of improvement, quality and floor height in first class office buildings comparably located would obtain, at or about the time of the determination of the Fair Market Rental Rate, from any prospective tenant for general office use of such space. Fair Market Rental Rate shall take into account the value of any rent or equivalent economic concessions then usually and customarily given in connection with the leasing of such comparable space for a comparable lease term including such items as the amount and quality of existing or new tenant improvements provided by the landlord, tenant improvement allowances (taking into account the level of existing tenant improvements which, in determining the Fair Market Rental Rate for the Renewal Term, shall be deemed suitable for Tenant, but Tenant shall be entitled to repair and refurbishment of such existing tenant improvements to the extent such repair or refurbishment is available in comparable transactions and the Premises require the same), free rent and the level of any escalation base or “stop” for such comparable space, but excluding brokerage commission obligations. Solely as an example to illustrate the operation of this Section 2.4, if comparable space leases in the Project (or in comparable buildings for similar space) give a tenant space for $40.00 per square foot of Rentable Area, with a $6.00 per square foot tax and operating expense base amount, give four (4) months free rent, and an allowance of $40.00 per square foot of Usable Area for tenant improvements in unimproved space, and if the space has not been improved previously for occupancy, the Fair Market Rental Rate shall not be $40.00 per square foot of Rentable Area only, but, after taking into account any of such concessions to which Tenant is entitled under this Lease, shall also account for the value of the $6.00 per square foot tax and operating expense base amount, four (4) months free rent and $40.00 per square foot of Usable Area tenant improvement allowance.
ARTICLE 3
RENT; LATE CHARGES
     3.1 Base Rent; Rent.
          3.1.1 Tenant agrees to pay during the Term of this Lease as Base Rent (“Base Rent”) for the Premises the sums shown for such periods in Item 4 of the Basic Lease Provisions.

          3.1.2 Except as expressly provided to the contrary herein, Base Rent shall be payable in equal consecutive monthly installments, in advance, without abatement, deduction or offset (except as expressly provided herein), commencing on the Commencement Date and continuing on the first day of each calendar month thereafter, or, in the event the first day of a calendar month is not a business day, then the next business day, except that the amount of Ninety-Two Thousand Two Hundred and 60/100 Dollars ($92,200.60) shall be paid to Landlord upon Tenant’s execution hereof and shall be applied by Landlord to the first payment of Base Rent due hereunder. If the Commencement Date is a day other than the first day of a calendar month, then the Base Rent for the Partial Lease Month (the “Partial Lease Month Rent”) shall be calculated on a per diem basis determined by dividing the initial Monthly Base Rent shown in Item 4 of the Basic Lease Provisions by the actual number of days in such Partial Lease Month and by multiplying such amount by the number of remaining days of such month from and including the Commencement Date. Base Rent, all forms of Additional Rent (defined below) payable hereunder by Tenant and all other amounts, fees, payments or charges payable hereunder by Tenant shall (i) each constitute rent payable hereunder (and shall sometimes collectively be referred to herein as “Rent”), (ii) be payable to Landlord when due without any prior notice or demand therefor (except as otherwise expressly required under this Lease) in lawful money of the United States and without any abatement, offset or deduction whatsoever (except as expressly provided herein) and (iii) be payable to Landlord at the address of Landlord described in Item 11 of the Basic Lease Provisions or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant.
          3.1.3 Notwithstanding anything to the contrary in this Lease, all of Tenant’s obligations to pay Base Rent (as set forth in Section 4 of the Basic Lease Provisions) and Additional Rent under Article 4 of this Lease shall be fully abated for each of the second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th) and seventh (7th) months of the Initial Term (the aggregate amount of Rent so abated is referred to herein as the “Abated Rent Amount”).
          3.1.4 No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent due hereunder shall be deemed to be other than a payment on account; nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.
     3.2 Late Charge; Interest. Tenant acknowledges that the late payment of Base Rent, Additional Rent or any other amounts payable by Tenant to Landlord hereunder will cause Landlord to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. Landlord and Tenant agree that if Landlord does not receive any such payment on or before the date that is seven (7) days after the date the payment is due, Tenant shall pay to Landlord, as Additional Rent, (i) a late charge (“Late Charge”) equal to three percent (3%) of the overdue amount to cover such additional administrative costs, and (ii) interest on all delinquent amounts at the lesser of (l) the Interest Rate (as hereinafter defined) or (2) the maximum amount allowed by law, from the date due until the date paid. Notwithstanding the foregoing, Tenant shall not be obligated to pay the Late Charge for the first two (2) late payments in any consecutive twelve (12) month period, provided each such payment is not outstanding more than five (5) business days after notice thereof from Landlord to Tenant stating that payment was not made or received when due. For purposes of this Lease, the “Interest Rate” shall mean the floating commercial loan rate announced from time to time by such national recognized money-center bank as Landlord shall in good faith select, as its prime or reference rate, plus 2% per annum.
     3.3 Additional Rent. For purposes of this Lease, all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute additional rent (“Additional Rent”) hereunder.
ARTICLE 4
ADDITIONAL RENTAL
     4.1 Payment of Excess Operating Expenses and Property Taxes. Subject to the provisions of this Lease, in addition to paying Base Rent pursuant to Article 3 of this Lease, with respect to each Expense Year (defined below), Tenant shall also pay as Additional Rent Tenant’s Percentage Share of the positive excess, if any, of the Operating Expenses (defined below) allocable hereunder to such Expense Year over Operating Expenses allocable hereunder to the Base Year. Subject to the provisions of this Lease, in addition to paying Base Rent pursuant to Article 3 of this Lease, with respect to each Expense Year Tenant shall also pay as Additional Rent Tenant’s Percentage Share of the positive excess, if any, of Property Taxes (defined below) allocable hereunder to such Expense Year over the Property Taxes allocable hereunder to the Base Year. Subject to the provisions of this Lease, in addition to paying Base Rent pursuant to Article 3 of this Lease, with respect to each Expense Year Tenant shall also pay as Additional Rent the Utility Excess (as defined in Section 8.2 below), if any.
     4.2 Definitions.
          4.2.1 “Base Year” shall mean the calendar year specified in Item 5.1 of the Basic Lease Provisions. However, the Base Year applicable during the Renewal Term shall be determined as specified in Section 2.3.3 above. “Expense Year” shall mean each calendar year in which any portion of the Term of this Lease falls, through and including the calendar year in which the Term of this Lease expires.
          4.2.2 “Property Taxes” shall mean all real property taxes, assessments, fees, charges, or impositions and other similar governmental or quasi-governmental ad valorem or other charges levied on or attributable to the Building or its ownership, operation or transfer of any and every type, kind, category or nature, whether direct or indirect, general or special, ordinary or extraordinary and all taxes, assessments, fees, charges or similar impositions imposed in lieu or substitution (partially or totally) of the same including, without limitation (i) all taxes, assessments, levies, charges or impositions on any interest of Landlord in the Building, the Premises or in this Lease, or on the occupancy or use of space in the Building or the Premises; (ii) any transit taxes or charges, business or license fees or taxes, annual or periodic license or use fees, park and/or school fees, arts charges, parks charges, housing fund charges; (iii) all taxes, assessments, levies, charges or impositions imposed for street, refuse, police, sidewalks, fire protection and/or similar services and/or maintenance, whether previously provided without charge or for a different charge, whether provided by governmental agencies or private parties, and whether charged directly or indirectly through a funding mechanism designed to enhance or augment benefits and/or services provided by governmental or quasi-governmental agencies; (iv) any possessory taxes charged or levied in lieu of real estate taxes; and (v) any costs or expenses incurred or expended by Landlord in investigating, calculating, protesting, appealing or otherwise attempting to reduce or minimize Property Taxes. Notwithstanding any provision hereof to the contrary, there shall be excluded from Property taxes (i) all income taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s gross income or profits unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes and (ii) all documentary transfer, mortgage or stamp taxes arising from any direct or indirect transfer of Landlord’s interest in any part of the Project or the Lease.
          4.2.3 “Operating Expenses” shall mean, subject to Section 4.2.4, below, all costs, fees, amounts, disbursements and expenses paid or incurred by or on behalf of Landlord with respect to any Expense Year in connection with the operation, ownership, maintenance, insurance, restoration, management, replacement or repair of the Building, or any portion thereof, and to the extent equitably allocated to the Building in accordance with Section 4.3.2, below, the Project, or any portion thereof, in a first class manner at least equal to the quality of the Project as of the Delivery Date, including, without limitation, amounts paid or incurred with respect to:
               (i) Premiums for property, casualty, liability, rent interruption, flood, earthquake, terrorism or other types of insurance (if Landlord elects to provide such coverages, and with no obligation to do so except as otherwise expressly required by this Lease) carried by Landlord from time to time, and any commercially standard and reasonable deductibles thereunder actually paid by Landlord with respect to the Building, excluding the amount of any deductible in excess of Twenty-Five Thousand Dollars ($25,000.00).
               (ii) Salaries, wages and other amounts paid or payable for personnel (including, without limitation, the Project manager, Building manager, superintendent, operation and maintenance staff, the Parking Facilities (defined below) manager, concierge (if any) and other employees of Landlord not above the level of general manager), but only to the extent they are involved in the maintenance and operation of the Building, including contributions and premiums towards fringe benefits, unemployment taxes and insurance, social security taxes, disability and worker’s compensation insurance, pension plan contributions and similar premiums and contributions which may be levied on such salaries, wages, compensation and benefits and the total charges of any independent contractors or property managers engaged in the operation, repair, care, maintenance and cleaning of any portion of the Building.
               (iii) Cleaning expenses, janitorial services, window cleaning, and garbage and refuse removal.
               (iv) Subject to the limitation on Capital Items in Section 4.2.3(x), landscaping and hardscape expenses, irrigating, trimming, mowing, fertilizing, seeding, and replacing plants, trees and hardscape.
               (v) The cost of providing fuel, gas, electricity, water, sewer, telephone, steam and other utility services to the Common Areas.
               (vi) Subject to the limitations on Capital Items in Section 4.2.3(x), the cost of maintaining, operating, restoring, renovating, managing, repairing and replacing components of equipment or machinery, including, without limitation, heating, refrigeration, ventilation, electrical, plumbing, mechanical, elevator, escalator, sprinklers, fire/life safety, security and energy management systems, including service contracts, maintenance contracts, supplies and parts with respect thereto.
               (vii) The costs of security for, and supervision of, the Building.
               (viii) Rental, supplies and other costs with respect to the operation of the management office for the Building.
               (ix) All cost and fees for licenses, certificates, permits and inspections, and the cost incurred in connection with the implementation of a transportation system management program or similar program in which participation is required by any applicable Laws.
               (x) The cost of replacement, repair, acquisition, installation and modification of (A) carpeting and wallcoverings, ceiling systems and fixtures in the Common Areas, and other furnishings in the Common Areas, (B) materials, tools, supplies and equipment purchased by Landlord, but only to the extent they are used in the maintenance, operation and repair of the Building, and (C) any other form of improvements, additions, repairs, or replacements to the Building, the Common Areas of the Project or the systems, equipment or machinery operated or used in connection with the Building; provided, however, that with respect to those items described above which constitute a capital item, addition, repair or improvement (collectively “Capital Items”) in accordance with generally accepted accounting and management practices, in each case the cost of each such Capital Item shall be amortized (including interest on the unamortized cost) over the shorter of (A) the useful life, or (B) the cost recovery period (i.e., the anticipated period to recover the full cost of such capital item from cost savings achieved by such capital item), of the relevant capital item as reasonably determined by Landlord in accordance with generally accepted accounting and management practices; provided further, however, that Capital Items shall be included in Operating Expenses only if the implementation of such items is reasonably anticipated to achieve economies in the operation, maintenance or repair of the Project or portion thereof (provided such reasonably anticipated economies are reasonably evident before the capital cost is incurred in a comparison of the savings reasonably anticipated to be achieved from the capital item to the amortization of the expected cost of such capital items as set forth hereinabove), or is required under any Law becoming effective after the date of this Lease (or as enforced after the date of this Lease). Nothing set forth in this Section 4.2.3(x) shall limit, curtail or otherwise affect Landlord’s obligations under Section 7.2.3 below.
               (xi) Attorneys’, accountants’ and consultants’ fees and expenses reasonably related to the management, operation, administration, maintenance and repair of the Building, including, but not limited to, such expenses that relate to seeking or obtaining reductions in or refunds of Property Taxes, or components thereof, or the costs of contesting the validity of applicability of any governmental enactments which may reduce Operating Expenses.
               (xii) Property management fee in an amount not to exceed three percent (3%) of the gross revenues of the Project.
               (xiii) Sales, use and excise taxes on goods and services purchased by Landlord for the management, maintenance, administration or operation of the Building.
               (xiv) Payments required under any covenants, conditions and restrictions pertaining to the Building or any easement, license, parking or operating agreement or similar instrument which affects the Building.

               (xv) The costs (except for any Capital Items which shall be treated in accordance with Section 4.2.3(x) above) of repairing, restoring and maintaining the Parking Facilities for the Building, including, without limitation, the resurfacing, restriping and cleaning of such facilities.
               (xvi) Costs of any cost-sharing arrangements with adjacent properties to the extent such cost-sharing arrangement results in an aggregate reduction in Operating Expenses.
          4.2.4 Notwithstanding any provision to the contrary in this Lease, the following costs and expenses shall be excluded from Operating Expenses for purposes of this Lease:
               (i) expenses relating to leasing space in the Building or Project (including tenant improvements, leasing and brokerage commissions and advertising expenses);
               (ii) legal fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Landlord and other tenants and occupants of the Building or Project;
               (iii) any costs for any Capital Items unless specifically permitted by Section 4.2.3, parts (i) through (xvi), inclusive;
               (iv) Property Taxes;
               (v) costs of any items to the extent Landlord receives insurance proceeds or reimbursement from third parties to cover such costs;
               (vi) except to the extent specifically provided in Section 4.2.3, parts (i) through (xvii), inclusive, depreciation or payments of principal and interest on any mortgages upon the Building;
               (vii) payments of ground rent pursuant to any ground lease covering the Building;
               (viii) subject to Section 4.3.1, the costs of gas, steam or other fuel; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; chilled water, hot and cold domestic water, sewer and other utilities or any other service work or facility or benefit, or level or amount thereof, provided to any other tenant or occupant in the Building or Project which either (a) is not required to be supplied or furnished by Landlord to Tenant under the provisions of this Lease or (b) is supplied or furnished to Tenant pursuant to the terms of this Lease with separate or additional charge;
               (ix) the cost of any Tenant Improvements and any Landlord’s Work (as such terms are defined in the Work Letter), and the cost of correcting any latent defects in me Landlord’s Work;
               (x) any costs for which Landlord is reimbursed by any tenant or occupant of the Building or the Project or by insurance carried by Landlord, Tenant or any other party, or self-insurance, or covered by any warranty to the extent such amounts are actually received by Landlord;
               (xi) except to the extent specifically provided otherwise in this Lease, and except as to the management fees payable to Landlord or its subdivisions or affiliates, the overhead and profit increments paid to Landlord, or to any subdivision or affiliate of Landlord, for goods and/or services in the Building, to the extent such overhead and profit increments exceed the costs of comparable, first-class, high quality goods and/or services, delivered or rendered by unaffiliated third parties of comparable reputation, stature, experience and quality to Landlord, on a competitive basis;
               (xii) costs incurred in developing and leasing the Building and the Project, including, without limitation, architectural fees, engineering fees, space planning fees, broker’s commissions, advertising, promotional or marketing costs and attorney and other professional fees;
               (xiii) except as specifically set forth in Section 4.2.3 above, depreciation, amortization, interest, principal and other payments on mortgages and any other form of monetary encumbrance or any form of financing of Landlord relating to the Project, and any other cost or expense relating or required pursuant to or on account of any such mortgage, encumbrance or financing, if any;
               (xiv) any reserves for bad debts or rent loss, or similar losses, or capital reserves for ownership of the Project;
               (xv) Landlord’s general corporate overhead and general administrative expenses not related to the operation of the Building and all compensation to executives, officers or partners of Landlord or to persons who are executives or officers of partners of Landlord or to any other person at or above the level of building manager, other than the Project manager;
               (xvi) interest, fines or penalties assessed as a result of Landlord’s failure to make payments in a timely manner, including without limitation, Property Taxes;
               (xvii) any expenses of any employee who does not devote substantially all of his or her employed time to the management, operation or maintenance of the Project unless such wages, benefits and expenses are reasonably and equitably prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project;
               (xviii) any cost or expense related to the removal, abatement, cleanup, containment or remediation of any Hazardous Materials (as hereinafter defined), including without limitation, hazardous substances in the ground water or soil, unless the Hazardous Materials were in or on the Building or the Project as a result of the negligence or willful misconduct of Tenant or its agents or employees (provided, however, that unless caused by the negligence or willful misconduct of Landlord, its agents or employees or in violation of Landlord’s obligations under this Lease, Operating Expenses shall include costs incurred in connection with the clean-up, remediation, monitoring, management and administration of Hazardous Materials used in accordance with all applicable Laws by Landlord after the Commencement Date and reasonably required for the operation, repair and maintenance of the Project to perform Landlord’s obligations under this Lease (such as, without limitation, fuel oil for generators, cleaning solvents, and lubricants) and which are customarily found or required in first-class office buildings);
               (xix) costs, including permit, license and inspection costs and any allowances or other tenant improvement concessions, incurred or provided with respect to the design, construction and/or installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project;
               (xx) except for making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building or Project which is used in providing janitorial or similar services;
               (xxi) to the extent applicable, electric power costs or other utility costs for which any tenant directly contracts with the local public service company (but Landlord shall have the right to “gross up” as if the floor was vacant);
               (xxii) costs arising from Landlord’s charitable or political contributions;
               (xxiii) costs arising from Landlord’s warranties to bring the Building Property (as defined in Section 7.2.2 below) into compliance with Laws and to correct certain water intrusion defects (if any) pursuant to Sections 7.2.2, 7.2.3 and 9.1 of this Lease;
               (xxiv) costs arising from any breach of this Lease by Landlord;
               (xxv) costs incurred in bringing the Project into compliance with the Current CC&Rs in effect on the Commencement Date;
               (xxvi) costs of repairs and replacements of the Building Structure and/or Building Systems, except (A) as expressly permitted under Section 4.2.3(x) in the case of Capital Items, and (B) minor repairs and replacements which do not constitute Capital Items and are not required due to defects in existence on the Commencement Date;
               (xxvii) any cost or expense related to the removal, abatement, cleanup, containment or remediation of any mold, unless the presence of such mold in the Building or Project resulted from the negligence or willful misconduct of Tenant or its agents or employees; and
               (xxviii) any other costs or expenses customarily excluded from operating expenses under Institutional Owner Practices.
          4.2.5 “Tenant’s Percentage Share” shall mean the percentage set forth in Item 5.2 of the Basic Lease Provisions; provided, however, that Landlord shall as appropriate during the Term of this Lease recalculate Tenant’s Percentage Share (based solely on the increase or decrease of tenantable space or re-measurement of space in the Project), in which case Tenant’s Percentage Share shall be calculated by dividing the number of square feet of Rentable Area in the Premises by the number of square feet of Rentable Area in the Building and expressing such quotient in the form of a percentage.
     4.3 Calculation Methods and Adjustments.
          4.3.1 Operating Expenses shall be adjusted to reflect one hundred percent (100%) occupancy of the Building during any period in which the Building is not one hundred percent (100%) occupied.
          4.3.2 As of the date of this Lease, the Project includes the buildings located at 100, 120, 130 and 140 South State College Boulevard and the Operating Expenses incurred for the common areas shared by the Building and buildings 100, 120 and 140 shall be equitably allocated to the Building in accordance with generally accepted accounting and management practices. Landlord shall have the right, from time to time, to add or remove buildings to (i) the Project and/or (ii) the calculation of Operating Expenses and then equitably allocate some or all of the Operating Expenses and/or Property Taxes among different buildings (including any additional buildings) of the Project in accordance with generally accepted accounting and management practices. In such event, Landlord shall reasonably determine a method of allocating such Operating Expenses and/or Property Taxes attributable to such other buildings of the Project to the Building and Tenant shall be responsible for paying Tenant’s Percentage Share of such expenses; provided, however, no such allocation shall result in Tenant’s monetary obligations under this Lease being increased.
          4.3.3 Subject to the provisions of this Section 4.3.3, all calculations, determinations, allocations and decisions to be made hereunder with respect to Operating Expenses or Property Taxes shall be made in accordance with generally accepted accounting and management practices. Landlord shall have the right to equitably allocate some or all of Operating Expenses among particular classes or groups of tenants in the Project (for example, retail tenants) to reflect Landlord’s reasonable determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses are being provided to or conferred upon such classes or groups. Subject to the provisions of this Section 4.3.3, from time to time Landlord shall have the right to expand or contract the amount, scope, level or types of services, work, items or benefits, the cost of which is included within Operating Expenses, so long as Landlord’s treatment of the same for purposes of the calculation of Operating Expenses is generally consistent with generally accepted accounting and management practices. Whenever services, benefits or work are provided to the Building and to additional projects (where allocation of the cost thereof among such projects is required for calculation of Operating Expenses hereunder), in allocating the overall cost thereof (for all such projects) to Operating Expenses hereunder, there shall be excluded from Operating Expenses Landlord’s reasonable determination of the additional overall cost comparison allocable to the provision of such services, benefits or work to the additional projects. All discounts, reimbursements, rebates, refunds, or credits (collectively, “Reimbursements”) attributable to Operating Expenses or Property Taxes received by Landlord in a particular year shall be deducted from Operating Expenses or Property Taxes in the year the same are received. Landlord shall have the right to exclude from Base Year Operating Expenses the cost of items of service, work or benefits (i) not provided following the Base Year, and (ii) amortized costs relating to capital improvements the amortized cost of which are included in Operating Expenses during the Base Year and are not included in any subsequent Expense Year (because the cost thereof has been fully amortized). All assessments and premiums of Operating

Expenses or Property Taxes which can be paid by Landlord in periodic installments shall be paid by Landlord in the maximum number of periodic installments permitted by Law.
          4.3.4 Subject to applicable Laws and Section 8.2 below, Landlord shall solely determine in its reasonable discretion all decisions with respect to the method and manner by which all utility services shall be billed and provided in the Building, which determinations shall be reasonably made by Landlord on a basis consistent with the practice of the majority of the institutional owners of institutional grade first-class office projects in Orange County, California (“Institutional Owner Practices”).
          4.3.5 In the event and to the extent Landlord incurs costs or expenses associated with or relating to separate items or categories or subcategories of Operating Expenses which were not part of Operating Expenses during the entire Base Year, Operating Expenses for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such separate items or categories or subcategories of Operating Expenses been included in Operating Expenses during the entire Base Year. For example, any new or additional annual premium resulting from any new forms or increased amounts of insurance, including earthquake insurance, any increase in insurance limits or coverage including conversion of coverage from a single-building policy to a blanket policy, or vice versa , or any decrease in deductibles in any year after the Base Year, shall be deemed to be included in Operating Expenses for the Base Year.
     4.4 Payment Procedure; Estimates. During each Expense Year following the Base Year (a “Comparison Year”), Landlord shall give Tenant at least ten (10) days prior written notice of its estimate of any increased amounts payable under Section 4.1 for the Comparison Year: Subject to such notice requirement on or before the first day of each calendar month during such Comparison Year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts; provided, however, that, not more often than semi-annually, Landlord may, by written notice to Tenant, revise its estimate for such Comparison Year, and all subsequent payments due at least thirty (30) days after Tenant’s receipt of such notice under this Section 4.4 by Tenant for such Comparison Year shall be based upon such revised estimate. Landlord shall deliver to; Tenant within one hundred fifty (150) days after the close of each Comparison Year, a statement of that Comparison Year’s Property Taxes and Operating Expenses, and Tenant’s Percentage Share of actual excess Property Taxes and actual Operating Expenses payable for such Comparison Year pursuant to Section 4.1, as reasonably determined by Landlord (the “Landlord’s Statement”) and such Landlord’s Statement shall be binding upon Landlord and Tenant, except as provided in Section 4.5. If the amount of Tenant’s Percentage Share of actual excess Property Taxes and Operating Expenses for any Comparison Year is more than the estimated payments with respect thereto made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days of Tenant’s receipt of Landlord’s Statement. If the amount of Tenant’s Percentage Share of actual excess Property Taxes and Operating Expenses for any Comparison Year is less than the estimated payments for such Comparison Year made by Tenant, such excess payments shall be credited against Rent next payable by Tenant under this Lease or, if the Term of this Lease has expired, such excess shall be paid to Tenant within thirty (30) days of the delivery by Landlord of Landlord’s Statement. No delay in providing any Landlord’s Statement described in this Section 4.4 shall act as a waiver of Landlord’s right to receive payment from Tenant under Section 4.1 above with respect to Tenant’s Percentage Share of Property Taxes and/or Operating Expenses for the period covered thereby. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for payment of any Property Taxes or Operating Expenses attributable to any Comparison Year which are first billed to Tenant more than one (1) year after the expiration of the applicable Comparison Year (such one (1) year period shall be shortened to six (6) months with respect to any billings after the Lease Expiration Date), provided that in any event Tenant shall be responsible for Tenant’s Percentage Share of actual excess Property Taxes and Operating Expenses which were in dispute or which were undeterminable, or which are levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Comparison Year (provided that Landlord delivers Tenant a bill for such amounts within six (6) months following Landlord’s receipt of the bill therefor). If this Lease shall terminate on a day other than the end of a calendar year, the amount of Tenant’s Percentage Share of actual Property Taxes and actual Operating Expenses payable under Section 4.1 that is applicable to the calendar year in which such termination occurs shall be prorated on the basis that the number of days from January 1 of such calendar year to the termination date bears to 365. The expiration or early termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to this Section 4.4 to be performed after such expiration or early termination.
     4.5 Records; Audit. Landlord shall maintain in a safe and orderly manner all of its records pertaining to the Additional Rent payable pursuant to this Article 4 for a period of three (3) years after the completion of each calendar year. Landlord shall maintain such records on a current basis and in sufficient detail to permit adequate review thereof and, at all reasonable times, copies of such records shall be available to Tenant’s accounting personnel (but not other representatives except as set forth in this Section 4.5) for such purposes at the management office of the Project. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and regulations regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. If Tenant disputes the Landlord’s Statement provided under Section 4.4 above, provided a monetary Event of Default does not exist, Tenant may, by written notice to Landlord within one hundred twenty (120) days after receipt of Landlord’s Statement for a particular Comparison Year, cause an audit to be commenced of the Operating Expenses and Property Taxes for such Comparison Year by a nationally or regionally recognized firm of certified public accountants on a non-contingency fee basis, at Tenant’s sole expense, to verify if Landlord’s Statement was accurate, and for the avoidance of doubt such audit may include review of whether any expense was properly allocated or charged to Tenant in accordance with this Lease. If such audit reveals an overpayment of Operating Expenses and/or Property Taxes for the year covered by such Landlord’s Statement, then, provided Landlord does not dispute the result of such audit, Landlord shall refund the overpayment within thirty (30) days. If such audit reveals an underpayment of Operating Expenses and/or Property Taxes for the year covered by such Landlord’s Statement then Tenant shall pay the same within thirty (30) days, or if the Term has expired, within thirty (30) days after receipt of the audit results. Tenant’s failure to dispute a Landlord’s Statement and commence an audit of Operating Expenses and Property Taxes within ninety (90) days after receipt of Landlord’s Statement for a particular Comparison Year shall constitute Tenant’s acknowledgment of the accuracy of such Landlord’s Statement. Tenant agrees to keep the results of any audit hereunder confidential, except as required by law and/or to enforce Tenant’s rights hereunder. Tenant agrees to pay the cost of any audit hereunder by Tenant; provided that if it is finally determined with respect to any Comparison Year, that Landlord has billed Tenant for Tenant’s Percentage Share of Operating Expenses and Property Taxes more than three percent (3%) in excess of the Operating Expenses and Property Taxes that Tenant should pay for such Comparison Year pursuant to the terms of the Lease, then Landlord shall pay the reasonable cost of such audit.
     4.6 Limitation on Expenses. Operating Expenses payable by Tenant under this Lease shall be calculated after giving effect to the limitation set forth in this Section 4.6. Notwithstanding any provision to the contrary in this Lease, Controllable Expenses (hereinafter defined) shall not increase after the Base Year by more than five percent (5%) per Expense Year on a compounding and cumulative basis over the course of the Initial Term. In other words, Controllable Expenses for the first Expense Year after the Base Year shall not exceed 105% of the Controllable Expenses for the Base Year, Controllable

Expenses for the second Expense Year after the Base Year shall not exceed 105% of the limit on Controllable Expenses for the first Expense Year after the Base Year; Controllable Expenses for the third Expense Year after the Base Year shall not exceed 105% of the limit on Controllable Expenses for the second Expense Year after the Base Year, etc. Landlord shall be solely responsible (as between Landlord and Tenant) and Tenant shall have no obligation to reimburse Landlord for any increase in Controllable Expenses above the limits permitted by this Section 4.6. By way of illustration, if Controllable Expenses were $10.00 per rentable square foot for the Base Year, then Controllable Expenses for the first Expense Year following the Base Year shall not exceed $10.50 per rentable square foot, Controllable Expenses for the second Expense Year following the Base Year shall not exceed S11.025 per rentable square foot, and Controllable Expenses for the third Expense Year following the Base Year shall not exceed $11.57625 per rentable square foot, etc. As used herein, “Controllable Expenses” shall mean all Operating Expenses allocable to the Common Areas other than the following: Property Taxes and all other taxes, assessments and governmental charges; janitorial, cleaning and access control services; utilities; insurance maintained by Landlord as of the Effective Date or otherwise required by Law or the terms of this Lease; Landlord’s management fee (which is based on the gross revenues of the Project); and union wages.
     4.7 Tax Challenge Right. So long as Tenant is leasing all of the Rentable Area of the Building, Tenant shall have the right to provide Landlord with a written request to challenge Property Taxes (a “Tax Challenge Notice”). In the event Tenant delivers such a Tax Challenge Notice, at Landlord’s option, either (i) Landlord shall diligently pursue claims for reductions in Property Taxes, in which event Landlord shall provide Tenant with detailed information as to how Landlord will pursue such claims, or (ii) Tenant may pursue such claims with Landlord’s concurrence, in the name of Landlord. If Tenant pursues such claims with Landlord’s concurrence, then the costs of such proceedings shall be paid by Tenant. If Landlord agrees to pursue such claims, the costs of such proceedings shall be paid by Landlord and included in Property Taxes in the calendar year such costs are paid. Tenant may give a Tax Challenge Notice prior to the issuance of the actual tax bill by the taxing authority. Tenant’s entry into one or more subleases of the Premises hereunder as permitted by Article 15 below shall not limit or otherwise affect Tenant’s rights under this Section 4.7. Notwithstanding anything to the contrary set forth herein, Tenant shall not have the right to pursue a tax challenge if doing so would violate the CC&Rs (as defined in Section 7.4 below).
ARTICLE 5
ADDITIONAL TAXES
     In addition to the Base Rent and all other forms of Additional Rent payable by Tenant hereunder, Tenant shall reimburse Landlord upon demand as Additional Rent for any and all taxes, impositions or similar fees or charges (other than any of the same actually included by Landlord in Property Taxes with respect to the Expense Year in question) payable by or imposed or assessed upon Landlord upon or with respect to (or measured by or otherwise attributable to the cost or value of): (i) any fixtures, equipment or other personal property owned or leased by Tenant located in or about the Premises; (ii) any leasehold improvements made in or to the Premises by or for Tenant (without regard to ownership of such improvements) if and to the extent the original cost, replacement cost or value thereof exceeds the cost of Landlord’s then effective “Building Standard” tenant improvements, as reasonably determined by Landlord; (iii) the Rent payable hereunder, including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority other than income tax or substitutes in lieu thereof; (iv) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises; or (v) this transaction.
ARTICLE 6
SECURITY
     6.1 Letter of Credit. Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable letter of credit (“LC”) in the original amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the “LC Stated Amount”). The LC shall be issued by a national money center bank or governmental agency reasonably acceptable to Landlord, and shall be substantially in the form attached hereto as Exhibit “F”. Landlord hereby approves of Federal Home Loan Bank of San Francisco as the issuer of the LC. Tenant shall pay all expenses, points and/or fees incurred in obtaining and renewing the LC. The LC shall be effective from the date of delivery thereof through the date which is thirty (30) days after the Lease Expiration Date (the “LC Expiration Date”). The LC may be re-issued, renewed or replaced for annual periods, provided that the LC Stated Amount is not reduced except as expressly provided below. Each reissue, renewal or replacement LC shall be substantially in the form attached hereto as Exhibit “F”, and shall be subject to Landlord’s prior written approval. Subject to the provisions of Subparagraphs (1) and (2) immediately below, the LC Stated Amount may be reduced to the following amounts on the following yearly anniversaries of the Commencement Date (each a “Reduction Date”):

1st anniversary of the Commencement Date	$600,000.00
2nd anniversary of the Commencement Date	$450,000.00
3rd anniversary of the Commencement Date	$300,000.00
4th anniversary of the Commencement Date	$150,000.00
     (1) Notwithstanding any contrary provision hereof, if a monetary Event of Default has occurred and is continuing on a Reduction Date, or if a monetary Event of Default would exist and be continuing on a Reduction Date but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, or if Tenant is in monetary default under this Lease and Tenant has received notice thereof as required by this Lease, but failed to cure such monetary default within the time period permitted under this Lease or such lesser time as may remain before a Reduction Date, then the LC Stated Amount shall not be reduced on such Reduction Date (but shall be reduced upon the curing of such monetary default, subject, however, to Landlord’s draw on the LC as permitted hereunder in connection with an Event of Default).
     (2) Notwithstanding any contrary provision hereof, but subject to Subparagraph (1) above, if Tenant provides to Landlord, not less than thirty (30) days or more than forty-five (45) days prior to a Reduction Date, evidence that Tenant has maintained a “total risk-based capital ratio” (as defined in, and calculated pursuant to, Section 206.5 of Regulation F (12 C.F.R. Part 206)) at least equal to the greater of (i) the minimum total risk-based capital ratio required to qualify as “Well-capitalized” under Regulation F, or (ii) thirteen percent (13%), on average during the entire two (2) year period prior to the applicable Reduction Date, then in lieu of the reduction set forth above, the LC Stated Amount shall be reduced on the later of (i) such Reduction Date or (ii) fifteen (15) days after Landlord receives such evidence, as follows:

1st anniversary of the Commencement Date	$500,000.00
2nd anniversary of the Commencement Date	$250,000.00
3rd anniversary of the Commencement Date	$175,000.00
4th anniversary of the Commencement Date	$100,000.00

For purposes of the foregoing, the evidence provided by Tenant to Landlord shall be in the form of certified copies of the reports provided by Tenant to its regulators for purposes of Regulation F compliance.
     6.2 Failure to Reissue, Renew or Replace. If the bank that issues the LC fails to extend the expiration date thereof through the LC Expiration Date, and/or if Landlord receives a notice of non-renewal from such bank (as described in the LC), then Tenant shall provide Landlord with a substitute LC. If Tenant fails to provide Landlord with a substitute LC in a form reasonably acceptable to Landlord at least fifteen (15) days prior to the expiration of the then existing LC, then (i) such failure shall be deemed an Event of Default hereunder, and (ii) Landlord shall be entitled to draw down the full amount of the LC then available and apply, use and retain the proceeds thereof in accordance with Section 6.3.
     6.3 Application of LC and LC Account. Any amount of the LC which is drawn upon by Landlord, but not used or applied by Landlord shall be held by Landlord in an account (the “LC Account”) as security for the full and faithful performance of each of the terms hereof by Tenant, subject to use and application as set forth below. If an Event of Default shall occur and be continuing with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of rent, or an Event of Default would exist under the Lease but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, or in the event the LC is not renewed or reissued at least fifteen (15) days prior to the expiration of the then existing LC, Landlord may, but shall not be required to, draw upon all or any part of the LC and/or LC Account or use, retain or apply all or any part of the proceeds thereof for the payment of any sum in default (including past due rent), to repair damages caused by Tenant, to clean the Premises to the extent Tenant has failed to do so in accordance with this Lease, or for the payment of any other amount which Landlord may be entitled to spend under this Lease or become obligated to spend by reason of Tenant’s default or to compensate Landlord for loss or damage which Landlord may suffer by reason of Tenant’s default, including without limitation the amounts to which Landlord may become entitled pursuant to Article 16 below (whether or not such amounts have been awarded) and any other loss, liability, expense and damages that may accrue upon Tenant’s default or the act or omission of Tenant or any officer, employee, agent or invitee of Tenant, and costs and attorneys’ fees incurred by Landlord to recover possession of the Premises upon a default by Tenant hereunder. The use, application, retention or draw of the LC and/or LC Account, or any portion thereof, by Landlord shall not (i) constitute the cure of any default by Tenant or the waiver of such default except to the extent of the application, (ii) prevent Landlord from exercising any other remedies provided for under this Lease or by law, it being intended that Landlord shall not first be required to proceed against the LC and/or LC Account, or (iii) operate as a limitation on the amount of any recovery to which Landlord may otherwise be entitled. If any portion of the LC and/or LC Account is so drawn upon, or any part of the proceeds thereof is used or applied in accordance with this Lease, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount equal to the draw upon the LC and/or the amount of the LC Account that was used or applied in accordance with this Lease (so that the combined amount of the remaining sums available to be drawn upon the LC and the LC Account balance equals the LC Stated Amount), and Tenant’s failure to do so shall be an Event of Default under this Lease. The LC Account may be commingled with other funds of Landlord, shall be held in Landlord’s name, and Tenant shall not be entitled to any interest or earnings thereon. Notwithstanding any contrary provision herein, in the event that the total amount of the LC outstanding plus any amount remaining in the LC Account exceeds the LC Stated Amount (“Excess Security”), then Landlord shall return the amount of the Excess Security to Tenant upon Tenant’s request to the extent that such amount is available in the LC Account.
     6.4 Waiver. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all similar or successor provisions of law, now or hereafter in force, and Landlord and Tenant hereby acknowledge that their entire agreement with respect to the LC and the LC Account is set forth herein.
     6.5 Expiration of LC. Unless an Event of Default has occurred and is continuing under this Lease or an Event of Default would exist under the Lease but Landlord is barred by applicable law from sending a notice of default to Tenant With respect thereto, within thirty (30) days after the LC Expiration Date, Landlord shall return any LC previously delivered by Tenant and any balance remaining in the LC Account after use and application in accordance with this Article 6, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder), and Tenant shall have no further obligation to provide the LC.
     6.6 Landlord’s Transfer. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building and in this Lease, and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LC and/or the LC Account to the transferee or mortgagee. Upon such transfer or assignment of the LC and/or LC Account, and provided such transferee or mortgagee expressly assumes all obligations relating to such LC and/or the LC Account, Landlord shall be deemed released by Tenant from all liability or obligation for the return of the LC and LC Account, as applicable, and Tenant shall look solely to such transferee or mortgagee for the return thereof. Landlord will comply with the transfer requirements set forth in the LC. Subject to the foregoing, if Landlord transfers or assigns the LC and Tenant fails to cause the bank that issued the LC to accept such transfer or assignment, or to issue a replacement LC which complies with the provisions of this Article 6, such failure shall be an Event of Default hereunder.
     6.7 Bank Obligation. Tenant acknowledges and agrees that the LC is a separate and independent obligation of the issuing bank to Landlord and that Tenant is not a third party beneficiary of such obligation, and that Landlord’s right to draw upon the LC for the full amount due and owing thereunder shall not be, in any way, restricted, impaired, altered or limited by virtue of any provision of the United States Bankruptcy Code, including without limitation, Section 502(b)(6) thereof.
ARTICLE 7
USE OF PREMISES
     7.1 Tenant’s Permitted Use. Tenant shall use the Premises only for Tenant’s Permitted Use as set forth in Item 9 of the Basic Lease Provisions and shall not use or permit the Premises to be used for any other purpose. Tenant shall, at its sole cost and expense, obtain and maintain in full force and effect all governmental licenses, approvals and permits required to allow Tenant to conduct Tenant’s Permitted Use. Landlord disclaims any warranty that the Premises are suitable for Tenant’s use and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard. In no case shall Tenant use any portion of the Premises for (i) offices of any health care professionals or for the provision of any health care services, (ii) any schools or other training facility (except for in house training of employees of Tenant and its Affiliates), (iii) any retail or restaurant uses, (iv) any residential use, or (v) broadcasting radio stations and/or television stations.

     7.2 Compliance With Laws and Other Requirements.
          7.2.1 Without limiting Landlord’s obligations under Sections 7.2.2, 7.2.3 and 9.1 of this Lease, Tenant shall not do anything in or about the Premises, the Building or the Project that will in any way violate any applicable federal, state and local statutes, laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority having jurisdiction (including without limitation any certificate of occupancy and the ADA) now in force or which may hereafter be enacted (collectively, “Laws”). Tenant shall, at its sole cost and expense, timely take all action required to comply with all Laws applicable to the Premises, the Building or the Project triggered by (a) Tenant’s specific and unique use of the Premises that is different than use for general office purposes or (b) Tenant’s Alterations. Tenant shall not use the Premises, or permit the Premises to be used, in any manner, or do or suffer any act in or about the Premises which: (i) violates or conflicts with any applicable Law; (ii) except for minor damage which is promptly repaired and reasonably necessary in connection with approved Alterations, causes or is reasonably likely to cause damage to the Project, the Premises or the Building systems, including, without limitation, the life safety, electrical, heating, ventilation and air conditioning (“HVAC”), plumbing or sprinkler systems (collectively, the “Building Systems”) for the Building and/or the Project; (iii) violates a requirement or condition of any policy of insurance covering the Project and/or the Premises, or increases the cost of such policy; (iv) constitutes or is reasonably likely to constitute a nuisance; (v) materially interferes with, or is reasonably likely to materially interfere with, the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennae or other facilities located in the Project; or (vi) violates the Rules and Regulations.
          7.2.2 Except as otherwise set forth in Section 7.2.1, above and Section 7.2.3 below, Landlord shall take all timely actions to cause the Base Building, the Building and the portions of the Project, Common Areas and Parking Facilities owned by Landlord and Landlord’s Work (collectively referred to herein as the “Building Property”) to be in compliance with all Laws, including, without limitation, any Law requiring any form of improvement or alteration to the Building Property or Landlord’s Work. The “Base Building” shall include all of the structural portions of the Building (the “Building Structure”) and the Building Systems (defined below).
          7.2.3 Landlord represents and warrants that as of the Commencement Date, to the best knowledge of Landlord, the Building (other than the Tenant Improvements and subject to Tenant’s obligations under the last sentence of this Section 7.2.3) and Landlord’s Work, will comply with all Laws, including applicable building codes and the requirements of the Americans With Disabilities Act (“ADA”) in effect as of the Commencement Date. In the event it is discovered that the foregoing representation is not true at any time (including by enforcement after the Commencement Date), then Landlord shall promptly upgrade the Building and/or Premises at Landlord’s sole cost and expense so as to bring the Building and/or Premises into compliance with such Laws and ADA in effect as of the Commencement Date. Operating Expenses shall not include any cost incurred by Landlord in connection with upgrading the Building and/or Premises to comply with the requirements of Law and the ADA that are in effect as of the Commencement Date, including payment of all penalties or damages incurred due to such noncompliance. Notwithstanding the foregoing provisions of this Section 7.2.3, to the extent that any modifications or upgrades to the Building are required by Laws (including the ADA) due to Tenant’s particular manner of use, occupancy, repair or alteration of the Premises (as opposed to use, occupancy, repair or alteration for normal and customary office purposes by tenants generally) including, without limitation, due to Tenant’s construction of a gym in the Premises, then Tenant, and not Landlord, shall be responsible for the cost of such modifications and upgrades.
     7.3 Hazardous Materials.
          7.3.1 Definitions.
               (i) “Environmental Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, state or local governmental authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.
               (ii) “Hazardous Materials” means: (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance”, “hazardous waste,” “infectious waste,” “chemical mixture or substance,” “Toxic Substance” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) which constitutes asbestos or asbestos-containing material; (v) which is radioactive; (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable, explosive or corrosive characteristics, as all such terms are used in their broadest sense.
               (iii) “Handle,” “Handled,” or “Handling” means any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, emission, abatement, removal, transportation or any other activity of any other type in connection with or involving Hazardous Materials.
               (iv) “Environmental Damages” means (a) all actual and proximate claims, judgments, damages, penalties, fines, costs, liabilities, and losses (but excluding consequential, special or punitive damages or “Stigma” damages); (b) all sums paid for settlement of claims, reasonable attorneys’ fees, consultants’ fees and experts’ fees; and (c) all costs incurred in connection with investigation or remediation relating to the presence of any Hazardous Materials in, on, under or about the Premises or otherwise relating to the Handling of any Hazardous Materials.
          7.3.2 Tenant’s Obligations.
               (i) No Hazardous Materials shall be Handled upon, about, in, above or beneath the Premises or any portion of the Project by or on behalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees (collectively, a “Tenant Party”). Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids and cleaning supplies) may be used and stored at the Premises without Landlord’s prior written consent, but only in compliance with all applicable Environmental Laws (defined below).
               (ii) Tenant shall, at its sole cost and expense, promptly take all actions (or at Landlord’s election, reimburse Landlord for taking all actions) required by any Law (including any Environmental Laws) that arises in connection with the Handling by Tenant or any other Tenant Party of any Hazardous Materials upon, about, above or beneath the Premises or any portion of the Project. Tenant shall take all actions (or at Landlord’s election, reimburse Landlord for taking all actions) necessary to restore the Premises or any portion of the Building to the condition existing prior to the introduction of Tenant’s Hazardous Materials to the extent required under any applicable Environmental Laws.
               (iii) Tenant shall indemnify, defend, protect and hold harmless Landlord and each of the Landlord Parties from and against any and all Claims, Damages, Costs and Environmental Damages incurred by Landlord and the Landlord Parties which arise out of any breach by Tenant of any of its obligations under this Section 7.3.2 and/or any Handling by Tenant or any other Tenant Party of any Hazardous Materials.
          7.3.3 Landlord’s Obligations.
               (i) Subject to Section 7.3.2, above, in the event that during the Term of this Lease, it is determined that there exists in, on, under or about the Premises or Project any Hazardous Materials (other than any Hazardous Materials that became present in, on, under or about the Project as a result of the Handling by Tenant or any other any Tenant Party of Hazardous Materials in, on, under or about the Premises or Project), and if (a) a governmental agency having jurisdiction with respect to the presence of Hazardous Materials in, under, on or about the Premises or Project requires remediation of such Hazardous Materials, or (b) the presence of such Hazardous Materials in, on, under or about the Premises or Project (i) creates a health or safety hazard for Tenant’s employees, visitors, customers, agents or any Tenant Party or (ii) interferes with Tenant’s use of the Premises for the Permitted Use, then Landlord shall cause such Hazardous Materials to be abated or remediated in accordance with applicable Environmental Laws.
               (ii) Landlord shall indemnify, defend (with counsel reasonably approved by Tenant), protect and hold harmless Tenant and each of the Tenant Parties, from and against any and all Claims, Damages and Costs which arise from or are related in any way to any contamination of the Premises, Building or the Project, except to the extent caused by Tenant or a Tenant Party. Landlord’s obligation to defend, with counsel reasonably approved by Tenant, indemnify and hold harmless Tenant and the Tenant Parties shall apply in every instance in which Claims, Damages and Costs are asserted against Tenant and/or the Tenant Parties solely due to Tenant’s status as a Tenant, occupant or operator of the Premises, Building or Project. The foregoing indemnification and responsibilities of Landlord shall survive the termination or expiration of this Lease.
               (iii) Landlord covenants to Tenant that, to the best knowledge of Landlord, as of the Effective Date, the Project does not currently contain any Hazardous Materials in violation of any existing applicable Environmental Laws. For purposes of this Section, 7.3.3(iii), the phrase “the best knowledge of Landlord” shall mean the present, actual knowledge of Landlord’s managing agent for the Project.
     7.4 CC&Rs. Tenant shall not violate the Current CC&Rs (defined below). Landlord represents that Tenant’s use of the Premises for general office use will not, in and of itself, violate the Current CC&Rs. The “Current CC&Rs” means the Declaration of Protective Covenants, Conditions and Restrictions for Brea Financial Commons recorded August 12, 1982 in the Orange County Official Records as the same may be amended from time to time. A copy of the Current CC&Rs has been provided by Landlord to Tenant prior to the Effective Date. Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions and/or amendments to the Current CC&Rs (in any such event, the “Future CC&Rs”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to the Current CC&Rs and such Future CC&Rs (collectively, the “CC&Rs”); provided, however, that (i) no Future CC&Rs shall materially and unreasonably interfere with Tenant’s use of the Premises for general office use and reasonably incidental uses and (ii) Landlord will not voluntarily enter into or agree to any Future CC&Rs that would increase Tenant’s costs and obligations to comply with such Future CC&RS in comparison to the Current CC&RS. Tenant shall not be responsible for, and as provided in Section 4.2.4(xxv) above Operating Expenses shall not include, costs incurred in bringing the Project into compliance with the Current CC&Rs in effect on the Commencement Date.
ARTICLE 8
UTILITIES AND SERVICES
     8.1 Building Services. Landlord agrees to furnish or cause to be furnished, subject to the provisions of this Lease, as part of Operating Expenses to the Premises, the following utilities and services, subject to the conditions and standards set forth herein:
               8.1.1 Non-attended automatic elevator service.
               8.1.2 Subject to all governmental Laws, rules, regulations and guidelines applicable thereto, HVAC to the Premises, which in Landlord’s reasonable judgment is required for the comfortable use and occupancy of the Premises and meets Institutional Owner Practices for general office purposes, shall be furnished during the periods from 8:00 a.m. to 6:00 p.m., Monday through Friday and, upon Tenant’s prior request, from 9:00 a.m. to 1:00 p.m. Saturday, except New Year’s Eve Day, New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Eve Day, Christmas Day (on the days such holidays are generally observed) and such other holidays as are generally recognized and observed by Institutional Owner Practices (such hours and days of operation are herein called “Normal Working Hours”). The HVAC for the Premises will be in working order when the Premises are delivered to Tenant. Tenant shall be responsible for and shall pay to Landlord any additional costs (including, without limitation, the costs of installation of additional HVAC equipment) reasonably incurred by Landlord because of the failure of the HVAC system to perform its function due to arrangement of partitioning in the Premises or changes or alterations thereto or from any use by Tenant of heat-generating machinery or equipment other than normal office equipment, including small photocopying machines and personal computers not linked to a central mainframe at the Premises.
               8.1.3 To the electrical power systems providing electricity to the Premises electric current as reasonably required for the Permitted Use; provided, however, that Landlord shall have no obligation under this Section 8.1 to make any modifications, additions, or alterations to the Base Building or to otherwise perform any action required to increase the electrical supply provided to the Premises after Landlord has complied with its obligations under the Work Letter and so long as the power specifications in the Work Letter are maintained. Tenant’s electrical usage shall be subject to all applicable Laws, and without Landlord’s prior written consent, Tenant shall not use in the Premises any equipment or machines that would damage Building Systems by virtue of their power requirements beyond the capacity required to be provided by Landlord under this Lease (“Excess Electrical Requirements”). If Tenant shall require or utilize Excess Electrical Requirements, Tenant shall obtain Landlord’s prior consent thereto, in Landlord’s reasonable discretion, and Landlord, at its election may condition its consent upon Tenant’s payment in advance of Landlord’s total out of pocket cost of designing, installing, maintaining and providing any additional facilities, machinery and equipment required to satisfy such Excess Electrical Requirements and/or required to restore temperature levels in the Building to levels that would have existed but for Tenant’s use of Excess Electrical Requirements. If Tenant’s Excess Electrical Requirements materially affect the temperature level in the Premises or in the Building, Landlord may, following written notice to Tenant of such proposed installation and Tenant’s continued demand for Excess Electrical Requirements despite such notice, install, at Tenant’s sole cost and expense, any machinery or equipment (including additional HVAC equipment) necessary to restore the temperature level to that otherwise required to be provided and Tenant shall, upon demand, reimburse Landlord for all reasonable, actual costs incurred by Landlord in connection with such additional equipment or systems. Landlord shall have no responsibility for the provision of emergency, supplemental or back-up power (“Back Up Power”) to the Premises.
          8.1.4 City water for drinking and rest room purposes.
          8.1.5 Janitorial and cleaning services conforming to the Landlord’s Project standards in effect from time to time (which shall be consistent with Institutional Owner Practices), provided that the Premises are used exclusively for office purposes and are kept reasonably in order by Tenant. Landlord shall not be required to provide janitorial services for portions of the Premises used for preparing or consuming food or beverages, for storage, as a mailroom, or for a lavatory (other than the Common Area lavatory rooms) other than normal “light” janitorial services such as emptying of waste containers, standard vacuuming, mopping, toilet bowl cleaning and sweeping. Landlord shall not be responsible for more extensive lunch room cleaning such as the washing of dishware or cleaning any refrigerator located therein.
          Any amounts which Tenant is required to pay to Landlord pursuant to this Section 8.1 shall be payable within thirty (30) days of Landlord’s invoice to Tenant and shall constitute Additional Rent. From time to time during the Term, Landlord shall have the right, with Tenant’s consent not to be unreasonably withheld, to modify the services provided to Tenant hereunder; provided, however, such modified services (a) do not materially derogate from the services provided on the Commencement Date and (b) are consistent with Institutional Owner Practices, and (c) comply with Tenant’s reasonable security and other operational requirements. Notwithstanding the foregoing, Tenant’s consent shall not be required with respect to any modifications required by applicable Laws.
     8.2 Separately Metered Utilities. The Premises are separately metered for Utility Services (as hereinafter defined). Tenant shall bear the cost of any fixture unit charges, hook-up fees, use fees, acreage fees, connection fees or other similar charges or fees imposed or assessed in connection with any use of the Premises by Tenant other than for general office purposes. Tenant shall pay, as a separate monthly cost item and not as part of Operating Expenses for the Premises, for the cost of all fuel, electricity, gas, water and any other utilities for the Premises (collectively, the “Utility Services”) used in or delivered to the Premises during each Comparison Year in excess of the cost of Utility Services used in or delivered to the Premises for the Base Year (referred to herein as the “Utility Excess”), provided that if Tenant does not occupy 100% of the Building during the Base Year, the cost of Utility Services for the Base Year shall be adjusted to reflect one hundred percent (100%) occupancy.
     8.3 Tenant Rights and Responsibilities Regarding Utilities and Services.
          8.3.1 Extraordinary Services. Freight and passenger elevator services, HVAC, electricity, and access to and use of the loading dock facilities will be available twenty-four (24) hours a day, subject to the provisions of this Article 8. Landlord may impose a reasonable direct charge and establish reasonable rules and regulations for any of the following: (a) the use of any HVAC by Tenant at any time other than during Normal Working Hours; (b) the usage of any services provided to Tenant (including without limitation, passenger or freight elevator service, or use of the loading dock facilities by Tenant) at any time other than during Normal Working Hours; (c) additional or unusual janitorial services required because of any non-building standard improvements in the Premises, the carelessness of Tenant, the nature of Tenant’s business (including the operation of Tenant’s business other than during Normal Working Hours); and (d) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord’s normal cleaning of the Premises. The cost of HVAC provided outside of Normal Working Hours shall be the “Actual Cost,” which shall mean the actual costs incurred by Landlord (including Landlord’s reasonable estimated related administrative cost for the cost of services not already included in Operating Expenses and if applicable, depreciation related to increased utilization of HVAC related equipment) in providing the HVAC outside of Normal Working Hours. The current Actual Cost is $65.00 per hour. The foregoing direct charges shall be payable by Tenant as Additional Rent on the next rent payment date after submission of an invoice therefor by Landlord.
          8.3.2 Security Service. Subject to Article 10, Tenant shall have the right to install its own integrated security system (“Tenant’s Security System”) in the Premises and in the doorways leading into the Premises from the Common Areas; provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, repair and removal of Tenant’s Security System.
          8.3.3 Back-Up Power. Tenant shall be entitled, subject to the provisions of this Section 8.3.3, at Tenant’s sole cost and expense, to install one (1) emergency backup generator for the provision of electricity to the Premises in the event electricity is not otherwise available to the Premises (the “Tenant Generator”). Tenant shall have the right to install such fuel tanks, fuel lines, additional risers, conduits, feeders, switchboards, appurtenances and/or additional electrical equipment in the Premises and/or the Building (“Tenant Electrical Equipment”) as may be necessary for the use of the Tenant Generator for service to the Premises and which complies and is consistent with the specifications for the Tenant Generator and the Tenant Electrical Equipment approved by Landlord as provided herein. Landlord shall have the right to approve plans and specifications for such Tenant Generator and the Tenant Electrical Equipment (“Generator Plans”), which approval shall not be unreasonably withheld. Such Generator Plans shall include reasonable screening devices and other appropriate reasonable improvements intended to visually screen the Tenant Generator and Tenant Electrical Equipment from view by visitors and tenants in the Project and to mitigate the penetration of noise or vibration from such Tenant Generator and Tenant Electrical Equipment into the Common Areas. Landlord’s prior written approval must be obtained by Tenant as to the location of the Tenant Generator and Tenant Electrical Equipment in the Project as well as the aesthetic and security aspects of the Tenant Generator and the Tenant Electrical Equipment to make sure they are consistent with the quality of the Building and the Project, provided that any aesthetic or security aspects of the installation of the Tenant Generator that are set forth on the Generator Plans approved by Landlord shall not require any further approval by Landlord hereunder. The Tenant Generator and Tenant Electrical Equipment shall not create any material adverse impact on the Building Systems or on the Project and must comply with (i) the Generator Plans as approved by Landlord, and (ii) applicable insurance regulations and applicable Laws. No work on the installation of the Tenant Generator shall be undertaken unless and until Landlord has reviewed and approved the Generator Plans. After installation, at Tenant’s sole expense, Tenant shall insure the Tenant Generator and Tenant Electrical Equipment as part of Tenant’s property consistent with the provisions of Section 11.2 below, and Tenant, through Tenant’s contractor reasonably approved by Landlord, shall maintain and repair the Tenant Generator and Tenant Electrical Equipment in accordance with the provisions of Section 9.2 below. Upon expiration or any earlier termination of this Lease, at Landlord’s request, Tenant shall, at Tenant’s sole expense, remove the Tenant Generator and Tenant Electrical Equipment and repair all damage to the Project or any improvements therein caused by such removal, including removal of the diesel fuel tank and related equipment and restoration of the portion of the Common Areas used to house such equipment. All testing, inspection, repair and replacement of the Tenant Generator and Tenant Electrical Equipment shall be conducted by Tenant at Tenant’s expense upon reasonable prior notice to Landlord or on a schedule reasonably approved by Landlord, and shall be conducted at such time(s) that will cause the least disruption to the operations of other tenants in the Project as is reasonably practicable. Upon the expiration or earlier termination of this Lease, Tenant shall provide Landlord with a report from a qualified environmental consultant which confirms that there has been no leakage of diesel fuel outside of the diesel fuel tank installed by Tenant in connection with the Tenant Generator, or if there has been any such leakage, Tenant shall immediately remediate such leakage at Tenant’s sole cost and expense and Tenant shall indemnify the Landlord Indemnified Parties in accordance with Section 11.1 with respect to such leakage.
          8.3.4 Risers. Tenant, at no additional cost to Tenant for occupying such spaces or for the use of such, shall have the right to its proportionate share of the Building’s risers, shafts and conduits for Tenant’s telecommunication and electrical systems cabling and/or wiring from the point of entry of such telecommunications and electrical service into the Building to the Premises and from any other point in or on the Building to the Premises, and for the distribution of such wiring within the Premises (i.e., for its electrical wiring from the Tenant Generator, if installed by Tenant, to the Premises). Tenant shall be provided reasonable access to such risers, shafts and conduits for Tenant’s installations between the Delivery Date and the Commencement Date at no cost or expense to Tenant. Tenant’s rights hereunder may not be transferred to or used by any Transferee or other person or entity in the business of providing satellite, voice, data or other telecommunications services to third parties, except to the extent such Transferee or other person or entity will use the rights hereunder only to service its own satellite, voice, data and other telecommunications requirements at the Premises.
          8.3.5 Rooftop Equipment.
               (i) As long as this Lease is in full force (a) Tenant shall have the right, at Tenant’s sole cost and expense, to install, use, operate, maintain, repair and remove telecommunications, antennae, microwave dish and/or other similar telecommunications equipment (“Telecommunications Equipment”) and (b) Tenant shall have the right, at Tenant’s sole cost and expense, subject to obtaining Landlord’s reasonable approval, to install, use, operate, maintain, repair and remove HVAC and other rooftop equipment which is customary for the Permitted Use hereunder including by businesses similar to Tenant (together with the Telecommunications Equipment, collectively, the “Rooftop Equipment”), on an area on the roof of the Building (the “Rooftop Equipment Area”) mutually acceptable to Landlord and Tenant. Landlord agrees to only install and maintain on the rooftop of the Building such items as are necessary to operate the Building and Project in accordance with Institutional Owner Practices. The use, installation, operation, maintenance, repair and removal of the Rooftop Equipment and the Rooftop Equipment Area shall be subject to all of the terms and conditions of this Lease (as if the Rooftop Equipment Area were a part of the Premises), and upon the expiration or earlier termination of the Term of this Lease, the Rooftop Equipment shall be treated as Tenant’s personal property under the provisions of Section 10.5.
               (ii) Tenant’s rights under this Section 8.3.5 are personal to Original Tenant and any Transferees consented to by Landlord, and notwithstanding the provisions of Article 15 of this Lease, Tenant’s rights under this Section 8.3.5 are (a) except as expressly provided otherwise in this Section 8.3.5(ii), not transferable by assignment, subletting or otherwise and (b) are intended solely for (and may be used solely for) servicing the business conducted from the Premises. Tenant acknowledges that Landlord expressly reserves the right: (A) to use all portions of the roof of the Building outside of the Rooftop Equipment Area (defined above) for any purpose whatsoever, but which use will not materially interfere with Tenant’s Rooftop Equipment, and (B) to install (or to require Tenant to install) screening around the Rooftop Equipment (at Tenant’s sole cost and expense) to be constructed with materials and in a configuration, size and height approved by Landlord. Tenant hereby assumes any and all costs, expenses, liabilities and risks associated with the Rooftop Equipment. Tenant agrees that Landlord is under no obligation to perform any work or provide any materials to repair any portion of the Building or roof for construction and installation of the Rooftop Equipment, and that, in no event, shall Landlord have any obligation in the event of a fire or other casualty to repair or restore the Rooftop Equipment. Tenant agrees to pay for all utility hook-up charges necessary for the installation of the Rooftop Equipment, and Tenant shall pay for all electrical power consumed or used by or delivered to the Rooftop Equipment. Landlord shall have no liability (whether to Tenant or to any third party) for any interruption of service and all associated costs resulting from any such interruption of service shall be the sole responsibility of Tenant.
               (iii) Tenant shall cause the Rooftop Equipment to comply with, and shall comply with, all Laws applicable to the installation, use, operation, maintenance, repair and removal of the Rooftop Equipment. Tenant agrees to obtain, at its sole cost and expense, all governmental approvals and permits required for the installation and operation of the Rooftop Equipment, to submit same to Landlord prior to the installation of any Rooftop Equipment, and to maintain the same in effect throughout the Term of this Lease. Tenant acknowledges that Landlord has made no representations or warranties to Tenant concerning the appropriateness of the Rooftop Equipment Area or Rooftop Equipment under applicable Laws, or any other representations or warranties whatsoever with respect to the Rooftop Equipment Area or Rooftop Equipment. Tenant shall not operate the Rooftop Equipment in such a manner as to cause (A) interference to any other tenant or licensee who has previously acquired a right to install communications facilities on the roof of the Project (but not the Building) or (B) interference with Landlord’s business operations equipment including telephones, radios, televisions and other electrical equipment in the Building and Project Upon receipt of notice from Landlord of any breach of its obligations under this Section 8.3.5(iii), Tenant shall take all commercially reasonable steps necessary to correct and eliminate interference.
               (iv) Tenant agrees, at its sole cost and expense, to maintain the Rooftop Equipment and the Rooftop Equipment Area in a safe, clean, neat and sightly condition and in good order and repair at all times during the Term of this Lease. Tenant agrees to reimburse Landlord for any expenses incurred by Landlord for any damage to the roof or any equipment located thereon or any improvements, fixtures and furnishings therein which results from any work by Tenant or any Tenant Party. Additionally, Tenant agrees upon removal of the Rooftop Equipment to, at Tenant’s sole cost and expense, repair and restore the Rooftop Equipment. Area to its original condition as existed prior to the installation of the Rooftop Equipment, subject to ordinary wear and tear. The Rentable Area of the Premises set forth in this Lease and used to calculate Base Rent does not and shall not include any of the roof space to which Tenant is given access rights under this Lease.
          8.3.6 UPS/Right to Access Basement. Tenant shall have the right to access and use the currently existing uninterrupted power supply battery backup system (the “UPS”) servicing the Premises, at Tenant’s sole risk and at Tenant’s sole cost and expense. Tenant accepts such UPS in its as-is condition and acknowledges and agrees that Landlord has not made any representations or warranties regarding the UPS. Tenant’s use of the UPS shall comply with any applicable insurance regulations and applicable Laws and shall not cause damage or injury to the Base Building or the Premises. Tenant shall be responsible for all costs related to Tenant’s use of the UPS including without limitation, costs of maintenance, modifications, repairs and insurance thereof. Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the UPS to Landlord. The UPS is located in the basement of the Building. Tenant shall have the right during the Term (as the same may be extended) to access the basement of the Building in order to maintain, inspect, repair and otherwise access the UPS and related equipment. Tenant agrees to reimburse Landlord for any expenses incurred by Landlord for any damage to the basement or any Building Systems or other improvements located therein which results from any work in the basement by Tenant or any Tenant Party. The Rentable Area of the Premises set forth in this Lease and used to calculate Base Rent does not and shall not include any of the basement space to which Tenant is given access rights under this Lease.
     8.4 Interruption of Services.
          8.4.1 Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities described in Section 8.1 when such failure is caused by accident, breakage, shortages, power outages, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, except as expressly provided in Section 8.4.2, below, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay Base Rent and Additional Rent required under this Lease or constitute or be construed as a constructive or other eviction of Tenant. In the event any governmental or quasi-governmental authority or public utility promulgates or revises any Law or issues mandatory controls or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such Law, mandatory control or voluntary guideline without affecting Tenant’s obligations hereunder except as expressly provided in Section 8.4.2. Tenant recognizes that any security services provided by Landlord at the Project are for the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, providing security or other protection for Tenant or its employees, invitees or property in or about the Premises or the Project. Landlord makes no representation with respect to the adequacy or fitness of the Project’s HVAC system to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment.
          8.4.2 Notwithstanding anything to the contrary set forth in Section 8.4.1, if the Premises or any portion thereof are rendered untenantable and are not used by Tenant for a period of five (5) consecutive business days or ten (10) business days in any twelve (12) month period (the “Eligibility Period”) as a result of failure in the water, sewage, air conditioning, heating, ventilating, vertical transportation or electrical systems of the Building, or as a result of Landlord’s performance of Renovation Work (as defined in Section 30.24 below), Tenant’s Rent shall be reduced and abated after the expiration of the Eligibility Period for such time as the Premises or such portion thereof remain untenantable and are not used by Tenant, in the proportion that the Rentable Area of the portion of the Premises rendered untenantable and not used by Tenant bears to the total Rentable Area of the Premises, provided, however, there shall be no abatement of rent if the failure of Building Systems is caused in whole or in part by the negligent or willful acts or omissions of Tenant, its agents, employees, contractors, licensees or invitees. To the extent rental loss insurance carried by Landlord, the premiums for which are included in Operating Expenses, covers rent loss for any portion of the Eligibility Period, the Eligibility Period shall be reduced to the extent of such coverage. Notwithstanding the foregoing, during any rent abatement under this Lease, Tenant shall pay Landlord Additional Rent for all services and utilities provided to and actually used by Tenant during the period of the rent abatement with respect to any portion of the Premises for which Base Rent is not being abated or entitled to be abated pursuant to this Section 8.4.2.
ARTICLE 9
MAINTENANCE AND REPAIRS
     9.1 Landlord’s Obligations. Landlord shall keep the Building and the Common Areas on the Building Property in good working order and repair and in a safe, clean and neat condition. Subject to Section 9.2, below, Landlord shall make all necessary repairs, within a reasonable period following receipt of notice from Tenant (or in the case of emergency, after such oral or written notice, if any, as may be practical under the circumstances), to the Building Structure (including the exterior walls, exterior doors and windows of the Building), the Building Systems, and the Common Areas. If, during the Term (as it may be renewed), Tenant experiences any damage within the Premises due to any water seepage through the parapet wall at the raised planter, subject to the provisions of Section 11.5, Landlord shall promptly, at Landlord’s sole cost, repair, or replace if necessary, such damage and shall repair the Building Structure and/or Building Systems to correct such water intrusion, and such costs shall not be reimbursable as Operating Expenses or Additional Rent. Without limiting the generality of the foregoing, Landlord covenants and agrees to enforce all of Landlord’s rights and remedies against Healthy Buildings International, Inc., as issuer of the Mold Assessment Report and Clearance Document issued September 9, 2008, for Tenant’s benefit, in the event of any inaccuracy in the subject report or any water seepage, damage or other problem which arises during the Term and is covered by the subject report. To the extent such maintenance and repair is required due to the act (other than ordinary use as contemplated by this Lease), neglect, misuse, or fault of Tenant, its agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord the cost of such maintenance and repairs except to the extent Tenant has been relieved of such liability pursuant to this Lease, including, without limitation, under Section 11.5. Landlord shall perform all repairs to the Premises and the Building Property (including correction of latent defects and repairs of the Leasehold Improvements (as defined in Section 11.2.1)) except as otherwise expressly agreed to be performed by Tenant pursuant to Section 9.2 of this Lease. The cost of such repairs performed by Landlord shall be included in Operating Expenses, unless such cost is subject to exclusion pursuant to Section 4.2.4 above. With respect to Landlord’s repair of damage to Leasehold Improvements which are required to be insured by Tenant pursuant to Section 11.2.1, Tenant shall assign and make available such proceeds to Landlord as a condition precedent to Landlord’s obligation to perform such repairs, and Tenant shall be responsible for any deductible under such insurance or failure to provide the required insurance. As a material inducement to Landlord entering into this Lease, Tenant agrees that Tenant’s sole right to make repairs at Landlord’s expense shall be as set forth in Section 9.4 below, and Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Section 1942 of the California Civil Code or under any other law, statute or ordinance now or hereafter in effect, and Tenant waives and releases the right to terminate this Lease under Section 1932(1) of the California Civil Code or any similar or successor statute.
     9.2 Tenant’s Obligations. During the Term of this Lease, Tenant shall, at its sole cost and expense, maintain Tenant’s Property (as defined in Section 11.2.1) in the Premises in good order and repair and in a safe, clean and neat condition. Tenant shall make all repairs to same (including, without limitation, all damaged and broken fixtures and appurtenances) with replacements of any materials to be made by use of materials of equal or better quality. Further, Tenant shall be responsible for, and upon demand by Landlord shall promptly reimburse Landlord for, any damage to any portion of the Project or the Premises caused by (a) activities of Tenant or any Tenant Party in the Building or the Premises (except normal wear and tear and damage by casualty); (b) the performance or existence of any alterations, additions or improvements made by Tenant or any Tenant Party in or to the Premises; (c) the installation, use, operation or movement of Tenant’s property in or about the Building or the Premises; or (d) any act or omission by Tenant or any Tenant Party or any other person permitted in or invited to the Premises or the Project by Tenant or any Tenant Party.
     9.3 Landlord’s Rights. Landlord and its contractors shall have the right, at all reasonable times, to enter upon the Premises to make any repairs to the Premises or the Building or the Project reasonably required or deemed reasonably necessary by Landlord and to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs. In the event of any failure of Tenant to perform any of its obligations under this Article 9, or under Article 7, 10 or 11, where such failure remains uncured for thirty (30) days after delivery by Landlord to Tenant of written notice of such failure (or in the case of an emergency, after such oral or written notice, if any, as may be practical under the circumstances), Landlord may (but shall not be obligated to) elect to perform such obligation of Tenant at Tenant’s sole cost and expense, and in the event of such performance by Landlord, Tenant shall pay to Landlord, within thirty (30) days of written demand therefor, Landlord’s actual costs (including interest at the Interest Rate, overhead, general conditions and administration) in performing such obligations of Tenant.
     9.4 Tenant’s Right to Perform Actions. Notwithstanding any provision set forth in this Lease to the contrary, if (a) Tenant provides prior written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to a repair, maintenance or service (referred to herein as an “Action”), (b) Landlord is, in fact, required to perform such Action under the terms of this Lease, and (c) Landlord fails to commence such Action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of such notice (or within three (3) business days in the case of an Emergency (defined in this Section 9.4, below)), then Tenant may proceed to take the required Action after delivery of an additional two (2) business days notice to Landlord and the holder of any Security Documents for which Landlord has given Tenant an address for notices (such second notice given not earlier than the expiration of the aforesaid thirty (30) day period) specifying that the thirty (30) day period has expired, the specific Action required and that Tenant intends to make such required Action; provided, however, if Tenant reasonably anticipates that a dispute will result under this Section 9.4, Tenant may, but is not obligated to, submit the anticipated dispute to arbitration in accordance with Section 9.5 by written notice given not earlier than ten (10) days after Tenant’s delivery of the first aforesaid notice. Notwithstanding any other provision hereof, Tenant shall be entitled to make any such Action only if there is a material adverse effect on the operation of Tenant’s business or Tenant is unable to occupy a material portion of the Premises. If Landlord believes that the requested Action is not required because it is not necessary pursuant to the terms of this Lease, or if Landlord is already taking the requested Action or other action Landlord believes appropriate in the circumstances in accordance with its obligations under this Lease, Landlord shall have the option within said two (2) business day period to obtain an injunction against Tenant’s performance of such Action or commence the requested Action. If such Action is required under the terms of this Lease to be taken by Landlord and is not taken by Landlord within such two (2) business day period and Landlord has not obtained an injunction against Tenant, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable and necessary, actual out-of-pocket costs and expenses in taking such Action (and only such Action as specified in the 2-business day notice given to Landlord) plus interest thereon at the Interest Rate but in no event in excess of the maximum interest rate permitted by law. Such amounts shall be promptly reimbursed by Landlord on the receipt from Tenant of a detailed invoice setting forth a particularized breakdown of the costs and expenses incurred in connection with the action taken by Tenant. In the event Tenant takes such action, and such work affects the Building Systems or Building Structure, Tenant shall use only those contractors used by Landlord in the Building for work on such systems unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in other first class office buildings in the Brea submarket of Orange County. Further, if Landlord or the holder of any Security Document does not deliver a detailed written objection to Tenant within ten (10) days after Landlord’s receipt of an invoice by Tenant of its costs and expenses of taking such action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a particularized breakdown of its costs and expenses incurred in connection with taking such action, then Tenant shall be entitled to deduct from Rent the amount set forth in the invoice. If, however, Landlord or the holder of any Security Documents delivers to Tenant within ten (10) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from Rent, but as Tenant’s sole remedy, Tenant may submit the dispute to arbitration in accordance with Section 9.5. If Tenant prevails in the arbitration action and receives an award, then Tenant shall be entitled to deduct the amount of such award, together with attorneys’ fees and related arbitration costs to which Tenant is entitled under Article 17, from the Rents next due and payable under this Lease if Landlord fails to pay the same within ten (10) days after the date the award is final. As used in this Section 9.4, an “Emergency” shall be a situation in which there is an immediate and material threat to life, safety, or to the operation of Tenant’s business in the Premises.
     9.5 Arbitration. Whenever in Section 9.4 above it is provided that a dispute may be submitted to arbitration, the arbitration shall be conducted in Irvine, California, as provided in this Section 9.5. The party desiring such arbitration shall give written notice thereof to the other specifying the dispute to be arbitrated. Within twenty (20) days after the date on which the arbitration procedure is invoked as provided in Section 9.4, each party shall appoint an experienced arbitrator and notify the other party of the arbitrator’s name and address. The two arbitrators so appointed shall appoint a third experienced arbitrator. If the three arbitrators to be so appointed are not appointed within thirty (30) days after the date the arbitration procedure is invoked as provided in Section 9.4, then the arbitrator or arbitrators, if any, who have been selected shall proceed to carry out the arbitration. The arbitrator or arbitrators so selected shall furnish Landlord and Tenant with a written decision within thirty (30) days after the date of selection of the last of the arbitrators to be so selected. Any decision so submitted shall be signed by a majority of the arbitrators, if more than two have been selected. If only two arbitrators have been selected and they are unable to agree, then either Landlord or Tenant shall be entitled to apply to the presiding judge of the Superior Court of Orange County, California for the selection of a third arbitrator who shall be selected from a list of names of experienced arbitrators submitted by Landlord or from a list of names submitted by Tenant, as the case may be, unless both Landlord and Tenant submit lists of names, in which case the Court, in its sole discretion, shall select the third arbitrator from the lists. In designating arbitrators and in deciding the dispute, the arbitrators shall act in accordance with the Commercial Rules of Arbitration and the Real Estate Valuation Arbitration Rules then in force of the American Arbitration Association, subject, however, to such limitations as may be placed upon them by the provisions of this Lease. The decision of the arbitrators shall be final and binding upon the parties, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

ARTICLE 10
ALTERATIONS, ADDITIONS AND IMPROVEMENTS
     10.1 Landlord’s Work. Subject to Landlord’s Warranties, including repair obligations, Landlord’s sole construction obligation under this Lease is set forth in the Work Letter attached hereto as Exhibit “C”.
     10.2 Landlord’s Consent; Conditions. Except for Alterations that (x) cost less than Fifty Thousand Dollars ($50,000.00) per Alteration (not the aggregate of all Alterations in a given period), (y) are non-structural and (z) are cosmetic or decorative, Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises (“Alterations”) without first obtaining the prior written consent of Landlord, which consent shall be requested in writing not less than fifteen (15) business days prior to the scheduled and actual commencement of any work therein. All such Alterations (i) shall comply with all applicable Laws; (ii) shall be compatible (as reasonably determined by Landlord) with the Building and its mechanical, electrical, heating, ventilating, air-conditioning, and life safety systems; (iii) shall not be visible from the exterior of the Building or from any Common Areas; and (iv) shall not affect the structural integrity of the Building. In addition, Landlord may impose as a condition to such consent such additional requirements as Landlord in its reasonable discretion deems necessary or desirable including without limitation: (A) Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations; (B) Landlord’s prior written approval of the time or times when the Alterations are to be performed; (C) Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; (D) Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (E) Tenant’s written notice of whether the Alterations include the Handling of any Hazardous Materials; (F) Tenant’s delivery to Landlord of such insurance as Landlord shall customarily require; (G) Tenant’s payment to Landlord within thirty (30) days of written demand therefor of all actual and reasonable out-of-pocket third party structural and engineering costs and expenses incurred by Landlord’s consultants in accordance with Institutional Owner Practices; and (H) Tenant’s (and Tenant’s contractor’s) compliance with such construction rules and regulations and building standards as Landlord may promulgate from time to time. Except for building code modifications which are unrelated to Tenant’s Alterations and except for ADA requirements related to the Building in general (in which case such modifications shall be performed by Landlord as an Operating Expense subject to Sections 1.2 and 4.2.4 above and Section 9.1 of this Lease), all direct and indirect costs relating to any modifications, alterations or improvements of the Project or the Building, whether outside or inside of the Premises, required by any governmental agency or by Law as a condition or as the result of any Alteration requested or effected by Tenant shall be borne by Tenant, and in connection therewith, with respect to any such alterations or improvements that are located outside of the Premises, Landlord may elect to perform such modifications, alterations or improvements (at Tenant’s sole cost and expense) or require such performance directly by Tenant. The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 10.
     10.3 Performance of Alterations Work. All work relating to the Alterations shall be performed in compliance with the plans and specifications approved by Landlord, all applicable Laws, and the requirements of all carriers of insurance on the Premises and the Building, the Board of Underwriters, Fire Rating Bureau, or similar organization. Except for building code modifications which are unrelated to Tenant’s Alterations and except for ADA requirements related to the Building in general (in which case such modifications shall be performed by Landlord as an Operating Expense subject to Sections 1.2 and 4.2.4 above), all work shall be performed by Tenant at Tenant’s sole cost and expense and shall be prosecuted to completion in a diligent, first class manner and so as not to unreasonably interfere with any other tenants or occupants of the Building. Without Landlord’s prior written consent, which Landlord may withhold in its reasonable discretion, Tenant shall not use any portion of the Common Areas in connection with the making of any Alterations, and subject to Tenant’s rights under Sections 8.3.4 and 8.3.5, Tenant shall not modify or alter any improvements or components of the Building or the Project outside of the Premises. Upon completion of any Alterations, Tenant agrees to cause a timely Notice of Completion to be recorded in the office of the Recorder of Orange County in accordance with the terms of Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office, within thirty (30) days following completion of the Alterations, a reproducible copy of the “as built” drawings of the Alterations together with a CAD file of the “as built” documents of the Alterations (current version of AutoCad), if such drawings and/or documents have been obtained by Tenant in connection with the Alterations.
     10.4 Liens. Tenant shall pay when due all costs for work performed and materials supplied to the Premises. Tenant shall keep Landlord, the Premises and the Project free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by Tenant and Tenant shall indemnify, defend and hold harmless Landlord, the Premises and the Project of and from any and all loss, cost, damage, liability and expense, including attorneys’ fees, arising out of or related to any such liens or notices. Tenant shall give Landlord not less than seven (7) business days prior written notice before commencing any Alterations in or about the Premises to permit Landlord to post appropriate notices of non-responsibility. During the progress of such work, Tenant shall, upon Landlord’s request, furnish Landlord with sworn contractor’s statements and lien waivers covering all work theretofore performed. Tenant shall remove all liens, stop notices or other claims or encumbrances, by bond or otherwise, within ten (10) business days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed. If Tenant fails to remove such lien, claim or encumbrance, by bond or otherwise, within such ten (10) business day period, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the Interest Rate, shall be deemed to be Additional Rent due and payable by Tenant at once without notice or demand.
     10.5 Surrender. Upon expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in its then improved, broom clean condition, subject to ordinary wear and tear. Except as otherwise provided herein, all Alterations and the Tenant Improvements shall become a part of the Premises and shall become the property of Landlord upon the expiration or earlier termination of this Lease. Tenant shall not be required to remove any Tenant Improvements (other than cabling) completed prior to the Commencement Date. Tenant shall not be required to remove any Alterations from the Premises unless Landlord conditioned its consent upon such removal by written notice to Tenant at the time Landlord first consented to the Alteration. If Landlord conditioned its consent on Tenant’s obligation to remove any Alterations from the Premises, Tenant shall promptly remove prior to the date of such expiration or termination the Alterations designated by Landlord to be so removed and shall promptly restore, patch and repair any resulting damage, all at Tenant’s sole expense. All business and trade fixtures, machinery and equipment, furniture, movable partitions, wallcoverings, telecommunications equipment, data cabling and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant; upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, remove all such items and repair any damage to the Premises or the Project caused by such removal. If Tenant fails to remove any such items or repair such damage promptly after the expiration or earlier termination of this Lease, Tenant shall be deemed to have abandoned the same, in which case Landlord may store the same at Tenant’s expense (and Tenant shall pay Landlord the cost thereof within thirty (30) days of demand) and thereafter dispose of the same in any manner permitted by applicable Laws.
ARTICLE 11
INDEMNIFICATION AND INSURANCE
     11.1 Waiver of Liability and Indemnification.
          11.1.1 Subject to Section 11.5 below, Tenant shall indemnify, protect, defend and hold harmless, Landlord, its officers, directors, partners, members, agents, attorneys and employees, and any affiliate of Landlord, including without limitation, any corporations or any other entities controlling, controlled by or under common control with Landlord (collectively, “Landlord Indemnified Parties”), from and against any and all claims, suits, demands, liability, damages and expenses, including attorneys’ fees and costs (collectively, “Claims, Damages and Costs”) (but excluding injury to or interference with Landlord’s or any Landlord Indemnified Parties’ business and any consequential damages), arising from or in connection with Tenant’s use or alteration of the Premises or the conduct of its business or from any activity performed or permitted by Tenant in or about the Premises, the Building or any part of the Project during the Term or prior to the Commencement Date if Tenant has been provided access to the Premises, the Building or any part of the Project for any purpose, or arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from Tenant’s use of the Building Systems in excess of their capacity or arising from any other act, neglect, fault or omission of Tenant or any of its officers, agents, directors, contractors, employees, subtenants, assignees, licensees or invitees. If any action or proceeding is brought against any of the Landlord Indemnified Parties for an Claims, Damages and Costs for which Tenant is required to indemnify the Landlord Indemnified Parties under this Section 11.1.1, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense with counsel approved by Landlord, which approval shall not be unreasonably withheld. Tenant’s obligations under this Section 11.1.1 shall survive the expiration or earlier termination of this Lease. Notwithstanding any provision to the contrary in this Lease, in no event shall Tenant be required to indemnify or defend Landlord for any Claims, Damages and Costs to the extent arising from Landlord’s negligence or willful misconduct.
          11.1.2 As a material part of the consideration to the Landlord for entering into this Lease, Tenant hereby assumes all risk of and releases, discharges and holds harmless Landlord from and against any and all liability to Tenant for damage to property or injury to persons in, upon or about the Premises from any cause whatsoever, except as provided in Section 11.1.3 below. In no event shall Landlord be liable to Tenant for any injury to any person in or about the Premises or damage to the Premises or for any loss, damage or injury to any property of Tenant therein or by any malfunction of any utility or other equipment, installation or system, or by the rupture, leakage or overflow of any plumbing or other pipes, including without limitation, water, steam and refrigeration lines, sprinklers, tanks, drains, drinking fountains or similar cause in, about or upon the Premises, the Building or any other portion of the Project, except as provided in Section 11.1.3 below.
          11.1.3 Notwithstanding the provisions of Sections 11.1.1 and 11.1.2 to the contrary, but subject to the limitation on Landlord’s liability set forth in Section 24.1 and subject to Section 11.5, Landlord shall indemnify, protect, defend and hold harmless Tenant and its officers, directors, partners, agents, shareholders, attorneys, employees and any affiliate of Tenant, including without limitation, any corporations or any other entities controlling, controlled by or under common control with Tenant and their respective successors and assigns (collectively, “Tenant Indemnified Parties”), from and against any Claims, Damages and Costs (but excluding injury to or interference with Tenant’s or any Tenant Indemnified Parties’ business and any consequential damages), to the extent arising or resulting from (i) the negligence or willful misconduct of Landlord, or any of its agents, contractors or employees (but only to the extent such agents, contractors and employees are acting within the scope of their relationship with Landlord); and/or (ii) a breach of any Landlord representation set forth in this Lease or the default in the performance by Landlord of any obligations on Landlord’s part to be performed under the terms of this Lease provided, however, that Landlord’s indemnity shall not apply or extend to any Claims, Damages and Costs which are covered by any insurance maintained by Tenant or any Tenant Indemnified Parties (or which would have been covered had Tenant obtained the insurance required under the provisions of this Lease).
     11.2 Property Insurance.
          11.2.1 At all times during the Term of this Lease, Tenant shall procure and maintain in effect, at its sole expense, policies of insurance covering (i) all Tenant Improvements and Alterations in and to the Premises, including, without limitation, all floor and wall coverings (collectively, the “Leasehold Improvements”); and (ii) Tenant’s office furniture, business and personal trade fixtures, equipment, furniture system and other personal property from time to time situated in the Premises (collectively, “Tenant’s Property”), in an amount not less than one hundred percent (100%) of their full replacement cost from time to time during the Term, providing protection against any peril included within the classification “all risk coverage” or “causes of loss – special form” together with insurance against sprinkler water damage (including earthquake caused sprinkler damage), vandalism and malicious mischief. Such property insurance shall provide equivalent or greater coverage than that provided by ISO Form CP 10 30. The proceeds of such insurance, so long as this Lease remains in effect, shall be used for the repair or replacement of the property so insured. Upon termination of this Lease due to any casualty, the proceeds of insurance shall be paid to Landlord and Tenant, as their interests appear in the insured property. The full replacement value of the items to be insured under this Section 11.2.1 shall be determined by Tenant and acknowledged by the company issuing the insurance policy by the issuance of an agreed amount endorsement at the time the policy is initially obtained, and shall be increased from time to time in order to maintain replacement value coverage.
          11.2.2 Tenant shall at all times during the Term, and at its own cost and expense, procure and maintain in effect insurance providing coverage for the extra expenses attributable to perils commonly insured against by prudent tenants and attributable to prevention of access to the Premises as a result of such perils.
     11.3 Liability Insurance.
          11.3.1 At all times during the Term of this Lease (and prior to the commencement of the Term with respect to any activity of Tenant hereunder at the Project), Tenant shall procure and maintain, at its sole expense, commercial general liability insurance applying to the use and occupancy by Tenant of the Premises and the Parking Facilities and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least One Million Dollars ($1,000,000) per occurrence and a general aggregate limit of at least Two Million Dollars ($2,000,000), and Tenant shall provide in addition excess liability insurance on a following form basis, excess of the primary liability policies, with overall limits of at least Five Million Dollars ($5,000,000).

          11.3.2 At all times during the Term of this Lease, Tenant shall procure and maintain, at its sole expense, primary automobile liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence covering owned, hired and non-owned vehicles used by Tenant, which shall be endorsed to include Landlord as an additional insured, but solely with respect to those matters for which Tenant is required to provide indemnification under this Lease, and then only to the extent of the indemnification provided by Tenant under this Lease.
          11.3.3 At all times during the Term of this Lease, Tenant shall procure and maintain Workers’ Compensation Insurance and Employer’s Liability or other similar insurance in accordance with the laws of the State of California. The limits of liability under the workers’ compensation insurance policy shall be at least equal to the statutory requirements therefor, and the limits of liability under the Employer’s Liability Insurance policy shall be at least One Million Dollars ($1,000,000).
     11.4 Policy Requirements.
          11.4.1 All insurance required to be maintained by Tenant shall be issued by insurance companies qualified to do insurance business in the State of California and reasonably acceptable to Landlord. Insurance companies rated A:VII or better by Best’s Insurance Reports shall be deemed acceptable.
          11.4.2 Each policy shall be written on an “occurrence” basis and shall have a deductible or deductibles, if any, which do not exceed the deductible amount(s) maintained by similarly situated tenants in office buildings comparable to the Building in the Brea submarket area of Orange County, California. Each policy shall name Landlord, Landlord’s Project manager and Landlord’s lender as additional insureds, as their interests may appear, and certificates evidencing the existence and amounts of such insurance and further evidencing that such insurance is in full force and effect, shall be delivered to Landlord by Tenant prior to Tenant’s occupancy of any portion of the Premises, and in any event, prior to any activity of Tenant hereunder at the Project. No such policy shall be cancelable except after thirty (30) days written notice to Landlord. Copies of the relevant portions of Tenant’s insurance policies (suitably redacted to protect information that Tenant deems confidential and not relevant to the insurance requirements provided hereunder) and endorsements thereto shall be delivered to Landlord within fifteen (15) days after Landlord’s request, to the extent in Tenant’s possession or control (and to the extent not in Tenant’s possession or control Tenant shall use commercially reasonable efforts to obtain same) if reasonably required by Landlord in lieu of certificates to pursue or defend claims or losses related to such policies. Tenant shall, at least thirty (30) days prior to the expiration of any such policy, furnish Landlord with renewals or “binders” thereof. Should Tenant at any time neglect or refuse to provide the insurance required by this Lease, or should such insurance be cancelled, Landlord shall have the right, but not the duty, to procure the same and Tenant shall pay the cost thereof as Additional Rent promptly upon Landlord’s demand.
          11.4.3 The policies of insurance required to be carried by Tenant shall be primary and non-contributing with, and not in excess of any other insurance available to Landlord. The cost of defending any claims made against any of the policies required to be carried by Tenant shall not be included in any of the limits of liability for such policies. Tenant shall immediately report to Landlord, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by Tenant, or Tenant’s receipt of notice or knowledge of any claim by a third party or any occurrence that might give rise to such claims. It shall be the responsibility of Tenant not to violate nor knowingly permit to be violated any condition of the policies required by this Lease.
          11.4.4 If any of the liability insurance policies required to be maintained by Tenant pursuant to this Article 11 contains aggregate limits which apply to operations of Tenant other than those operations which are the subject of this Lease, and such limits are diminished by more than Two Hundred Thousand Dollars ($200,000) after any one or more incidents, occurrences, claims, settlements, or judgments against such insurance, Tenant shall take immediate steps to restore aggregate limits or shall maintain other insurance protection for such aggregate limits. Any policy of property insurance required hereunder may be in “blanket coverage” form, provided any such “blanket coverage” policy (i) specifically provides that the amount of insurance coverage required hereunder shall in no way be prejudiced by other losses covered by the policy or (ii) is in an amount not less than the sum of one hundred percent (100%) of the actual replacement costs of all of the properties covered under such “blanket coverage” insurance policy. Neither the issuance of any such property insurance policy nor the minimum limits specified in this Section 11.4.4 shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.
     11.5 Mutual Waiver of Subrogation. Notwithstanding any provision to the contrary in this Lease, Landlord and Tenant each hereby releases the other, and waives its entire right of recovery against the other for any direct or consequential loss or damage arising out of or incident to any damage to property, including by perils covered by the property insurance policy or policies carried by, or required to be carried by, the waiving party pursuant to this Lease (including deductible amounts), whether or not such damage or loss may be attributable to the negligence of either party or their agents, invitees, contractors, or employees. Each insurance policy carried by either Landlord or Tenant in accordance with this Lease shall include a waiver of the insurer’s rights of subrogation to the extent necessary.
     11.6 Miscellaneous. Landlord makes no representation that the insurance coverage specified to be carried by Tenant pursuant to this Article 11 is adequate to protect Tenant against Tenant’s undertaking under the terms of this Lease or otherwise, and in the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate. Tenant shall not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Premises, the Building or the Project. If any of Landlord’s insurance policies shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the use of the Premises or any part thereof by Tenant or any assignee, subtenant, licensee or invitee of Tenant in violation of this Lease and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, or threatened reduction of coverage, within ten (10) business days after notice thereof, Landlord may enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord as Additional Rent. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry, except as provided in Section 11.1.3 above. If Landlord is unable, or elects not to remedy such condition, then Landlord shall have all of the remedies provided for in this Lease upon the occurrence and continuance of an Event of Default. If, as a result of any act or omission by or on the part of Tenant in violation of this Lease, the rate of “All Risk” or other property insurance maintained by Landlord on or with respect to the Building and fixtures and property therein, shall be increased to an amount higher than it otherwise would be, Tenant shall reimburse Landlord for all increases of Landlord’s insurance premiums so caused within thirty (30) days after delivery of written demand therefor by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make-up” of rates for the Project or the Premises issued by the body making fire insurance rates or established by insurance carrier providing coverage for the Building or Premises shall be presumptive evidence of the facts stated therein including the items and charges taken into consideration in fixing the “All Risk” insurance rate then applicable to the Building or the Premises.
     11.7 Landlord’s Insurance. At all times during the Term of this Lease, Landlord will carry and maintain “All Risk” property insurance covering the Building Property and its equipment in amounts not less than their full replacement cost. Landlord shall also carry commercial general liability insurance with respect to the Building Property. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time determine in good faith, and in any case shall be consistent with Institutional Owner Practices. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be required to carry earthquake insurance, flood insurance, or terrorism insurance.
ARTICLE 12
DAMAGE OR DESTRUCTION
     12.1 Landlord’s Repair Obligation. Tenant and Landlord shall each promptly notify the other in writing (a “Damage Notice”) of any casualty event, damage or condition to which this Article 12 is or may be applicable. Landlord shall, within thirty (30) days after the date of Landlord’s discovery of any Casualty affecting the Premises or access to the Premises (except that such thirty (30) day period shall be extended to sixty (60) days in the case of an earthquake), deliver to Tenant a non-binding estimate (the “Restoration Estimate”) of the time that Landlord expects will be required to complete the Restoration (defined below). Unless this Lease is terminated in accordance with this Article 12, Landlord shall, within a reasonable time after the discovery by Landlord of any damage resulting from any casualty event (“Casualty”), subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 12, begin to repair the damage to the Building Property (as defined in Section 7.2.2 above) and the Premises resulting from such Casualty and shall proceed with reasonable diligence to restore the Building Property and Premises to substantially the same condition as existed immediately before such Casualty, except for (i) modifications required by applicable Laws or covenants, conditions and restrictions, and (ii) modifications to the Building Property reasonably deemed desirable by Landlord and approved by Tenant in its reasonable discretion and which does not materially interfere with Tenant’s use and enjoyment of the Premises; provided, however, that Landlord shall not be required to repair or replace any of the Leasehold Improvements or any of Tenant’s Property which may have been placed by, or at the request of, Tenant or other occupants in the Project or the Premises. Base Rent, and Additional Rent payable under Article 4, shall abate on a day-for-day basis relative to that portion of the Premises affected by the Casualty from the date of the Casualty until the date the Restoration to be performed by Landlord is substantially complete, as determined by Landlord’s architect and the local governmental inspector, if applicable, and Tenant shall have been given a reasonable period of time to complete its repair and restoration of the Leasehold Improvements in the Premises. Unless this Lease is terminated in accordance with this Article 12, Tenant shall, at its sole cost and expense (using contractors and subcontractors reasonably approved by Landlord) promptly and diligently restore the Leasehold Improvements in the Premises. Prior to commencing the repair of same, Tenant shall submit to Landlord, for Landlord’s approval in accordance with Article 10, above, all plans and specifications relating to such work.
     12.2 Exceptions to Landlord’s Obligations.
          12.2.1 Notwithstanding anything to the contrary contained in this Article 12, Landlord shall have no obligation to repair the Premises and shall have the right to terminate this Lease in any case where (a) any portion of the Premises or any material portion of the Project is damaged and (b) (i) Landlord reasonably estimates that the repair and restoration of such damage under Section 12.1 (“Restoration”) cannot reasonably be completed (without the payment of overtime) within two hundred seventy (270) days of (or for any Casualty that occurs during the last twelve (12) months of the Term (disregarding the Renewal Term if the Renewal Option has not been exercised), within ninety (90) days of) the date Landlord is informed of the Casualty, or (ii) the cost of such Restoration is not fully covered by insurance proceeds available to Landlord and/or payments received by Landlord from tenants. Such right of termination shall be exercisable by Landlord by delivery of written notice to Tenant at any time following the Casualty until thirty (30) days following the later of (X) delivery of the Damage Notice or (Y) Landlord’s discovery or determination of any of the events described in clauses (i) through (ii) of the preceding sentence and shall be effective upon delivery of such notice of termination (or if Tenant has not vacated the Premises, upon the expiration of thirty (30) days thereafter).
          12.2.2 Notwithstanding anything to the contrary contained in this Article 12, following a Casualty that affects the Premises or access to the Premises in a manner that materially and substantially interferes with Tenant’s ability to conduct its business in the Premises, if (i) the Restoration Estimate indicates that Landlord cannot complete the Restoration within two hundred seventy (270) days (or if the Casualty occurs during the last twelve (12) months of the Term (disregarding the Renewal Term if the Renewal Option has not been exercised), within ninety (90) days) after the date Landlord is informed of the Casualty, Tenant shall have the right to terminate this Lease upon written notice to Landlord within fifteen (15) days after Tenant’s receipt of the Restoration Estimate, in which case this Lease shall terminate on the date set forth in Tenant’s notice (which termination date shall not be later than sixty (60) days following the date of delivery of Tenant’s notice to Landlord) as if such date were the Expiration Date of the Lease or (ii) if Landlord does not elect to terminate this Lease under Section 12.2.1, above and Tenant does not elect to terminate this Lease under clause (i), above and Landlord does not substantially complete the Restoration on or before the date (the “Outside Completion Date”) which is the later of (a) two hundred seventy (270) days after the date Landlord is informed of the Casualty and (b) ninety (90) days after the date set forth in the Restoration Notice, and if the damage not repaired on the Outside Completion Date renders a substantial part of the Premises untenantable for the Permitted Use, then Tenant shall have the right to terminate this Lease upon thirty (30) days written notice delivered to Landlord at any time on or before the date on which Landlord substantially completes the Restoration, in which case, if Tenant so delivers such notice of termination, this Lease shall terminate unless Landlord substantially completes the Restoration on or before the date that is thirty (30) days after the date on which it receives such notice.
     12.3 Waiver. Landlord and Tenant agree that the provisions of this Article 12 and the remaining provisions of this Lease shall exclusively govern the rights and obligations of the parties with respect to any and all damage to, or (destruction of, all or any portion of the Premises or the Project, and Landlord and Tenant hereby waive and release each and all of their respective common law and statutory rights inconsistent herewith, whether now or hereinafter in effect (including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, as amended from time to time).

ARTICLE 13
CONDEMNATION
     13.1 Taking. In the event the whole or a material portion of the Premises, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the date of such Taking. In the event of a Taking of (i) such portion of the Project, the Building and the Premises as shall, in the reasonable opinion of Landlord, substantially interfere with Landlord’s operation thereof and Landlord’s receipt of rents, Landlord may terminate this Lease upon thirty (30) days’ written notice to Tenant or (ii) such portion of the Premises or access to the Premises, the loss of which, in the reasonable opinion of Tenant, substantially interferes with Tenant’s ability to conduct its business in the Premises, Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord, in either case, given at any time within sixty (60) days following the date of such Taking. For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking.
     13.2 Restoration of Premises. In the event that a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, with reasonable diligence, proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant’s personal property and fixtures, and Leasehold Improvements) to a complete, functioning unit, to the extent of the condemnation award received by Landlord. In such case, the Base Rent shall be reduced proportionately based on the portion of the Premises so taken.
     13.3 Award. In the event of any Taking, the entire award for such taking shall belong to Landlord, except that Tenant shall be entitled to independently pursue a separate award relating to the loss of, or damage to, Tenant’s personal property and trade fixtures and Tenant’s relocation costs directly associated with the taking. Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant.
     13.4 Temporary Taking. Any award for a temporary taking shall belong to Tenant to the extent that the award applies to any time period during the Term of this Lease and to Landlord to the extent that the award applies to any time period outside the Term.
     13.5 Exclusive Remedy. This Article 13 shall be Tenant’s sole and exclusive remedy in the event of a Taking. Each party hereby waives the provisions of Sections 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.
ARTICLE 14
INTENTIONALLY DELETED
ARTICLE 15
ASSIGNMENT AND SUBLETTING
     15.1 Restriction.
          15.1.1 General. Tenant shall not directly or indirectly, voluntarily or involuntarily assign, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises (collectively, “Assignment”) or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees or sublet the Premises (collectively, “Sublease”) or any portion thereof without obtaining the prior consent of Landlord, which, subject to Sections 15.3 and 15.4, shall not be unreasonably withheld, conditioned or delayed, and any such attempted Assignment or Sublease (collectively, “Transfer”) without such consent shall be null and void and of no effect.
          15.1.2 Permitted Transfers. Notwithstanding the foregoing Section 15.1.1, Tenant shall have the right, after notice thereof to Landlord, to Transfer all or a portion of the Premises, or the leasehold hereunder, to an Affiliate (or a combination of Affiliates) or Successor of Tenant without Landlord’s consent and without Landlord having any of the rights provided under Sections 15.2 to 15.5 below. For purposes hereof, an “Affiliate” or “Successor” of Tenant is an entity which is a successor-in-interest to Tenant by merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or shares of Tenant, or an entity controlling, under common control with or controlled by Tenant, but excluding, in each case, any entity formed to avoid the restrictions on Transfer by Tenant hereunder and excluding any agency or department of the United States Government. For purposes of this definition, the word “control,” as used above, means with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. The word “Person” means an individual, partnership, trust, corporation, firm or other entity. Any such Affiliate or Successor of Tenant must expressly assume in writing a pro rata share of Tenant’s obligations hereunder in the proportion that the number of square feet of Rentable Area of the Premises subleased or assigned to such Affiliate or Successor of Tenant bears to the total number of square feet of Rentable Area in the Premises, without relieving Tenant of any liability hereunder.
     15.2 Notice to Landlord. If Tenant desires at any time to Transfer the Premises or any portion thereof, it shall first give Landlord a notice (the “First Transfer Notice”) specifying (a) the size and location of the space Tenant proposes to Transfer (the “Transfer Space”); (b) the term for which Tenant proposes to Transfer the Transfer Space; and (c) the date on which Tenant proposes that the Transfer be effective, which shall not be less than sixty (60) days after the Transfer Notice.
     15.3 Landlord’s Options. At any time within fifteen (15) days after Landlord’s receipt of all of the information required in the First Transfer Notice, but excluding for Transfers to an Affiliate or Successor of Tenant pursuant to Section 15.1.2 above, Landlord may by written notice to Tenant elect to terminate this Lease as to the Transfer Space specified in the First Transfer Notice, in the case of a proposed Assignment or Sublease for all or substantially all of the remaining Term, with a proportionate abatement in the rent payable hereunder.

     15.4 Landlord’s Consent; Standards.
               (a) If Landlord does not elect or is not entitled to elect to terminate the Lease as set forth in Section 15.3 and Tenant desires to consummate a Transfer, Tenant shall give a second written notice (the “Second Transfer Notice”) to Landlord with respect to such Transfer and which notice shall specify (1) the Transfer Space, (2) the name of the proposed assignee, subtenant, transferee or occupant (“Transferee”), (3) the nature of the proposed Transferee’s business to be carried on in the Transfer Space, (4) the terms and provisions of the proposed Transfer, and (5) such financial information as Landlord may reasonably request concerning the proposed Transferee. If the Transfer described in the Second Transfer Notice differs by more than twenty percent (20%) from the First Transfer Notice in amount of space covered or in length of term, or materially differs as to the location of the Transfer Space, then Landlord shall have the option set forth in Section 15.3 with respect to the Transfer proposed in the Second Transfer Notice, such option to be exercised within fifteen (15) days after Landlord’s receipt of the Second Transfer Notice.
               (b) If Landlord does not elect or is not permitted to terminate this Lease as set forth in Section 15.3, and does not elect or is not entitled to elect such option pursuant to Paragraph (a) above, Landlord shall within fifteen (15) days of receipt of the Second Transfer Notice, notify Tenant whether Landlord consents to the proposed Transfer, which consent shall not be unreasonably withheld. If Landlord fails to respond within said 15 day period, Tenant may give Landlord a second (2nd) notice. If Landlord fails to notify Tenant whether Landlord consents to the proposed Transfer within five (5) days of receipt of such second notice, then Landlord shall be deemed to have approved of the proposed Transfer, provided, however, that Landlord’s refusal to consent to any Transfer shall be deemed reasonable if:
                    (1) The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, based on objective factors;
                    (2) The Transferee intends to use the Transfer Space for purposes which are not permitted under this Lease;
                    (3) The Transferee intends to use the Transfer Space for purposes in violation of the terms of any other lease in the Project, it being understood that the purpose for which any Transferee intends to use the Transfer Space may not be in violation of this Lease;
                    (5) The Transfer Space is not suitable for normal renting purposes in conformity with all applicable building and safety codes;
                    (6) The Transferee is either a government (or subdivision or agency thereof) or an occupant of the Project (and, if an occupant of the Project, provided Landlord has space available of a size that will satisfy the space requirements set forth in the proposed transfer); or
                    (7) The Transferee is insolvent or does not have the financial capacity to perform the obligations to be assumed for the term of the Transfer.
               (c) If Landlord consents to any Transfer under this Section 15.4, Tenant may thereafter within one hundred eighty (180) days after Landlord’s consent, but not later than the expiration of said one hundred eighty (180) days, enter into such Transfer of the Transfer Space, upon the same terms and conditions as are set forth in the Second Transfer Notice furnished by Tenant to Landlord pursuant to Section 15.4(a).
               (d) As a condition to Landlord’s consent to any Sublease, such Sublease shall provide that it is subject and subordinate to this Lease; that Landlord may enforce the provisions of the Sublease, including collection of rent; that the cost of any modification to the Premises, Building and/or Project arising from or as a result of the Sublease shall be the sole responsibility of Tenant (as between Landlord and Tenant); that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, Landlord may, at its option, either (i) terminate the Sublease or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such Sublease, in which case the Transferee shall attorn to Landlord, but that nevertheless Landlord shall not (1) be liable for any previous act or omission of Tenant under such Sublease, (2) be subject to any defense or offset previously accrued in favor of the Transferee against Tenant, or (3) be bound by any previous modification of any Sublease made without Landlord’s written consent, or by any previous prepayment by the Transferee of more than one month’s rent Notwithstanding anything to the contrary in this Lease, Tenant waives any right it may have at law or in equity to terminate this Lease as a result of Landlord’s failure to consent to a Transfer, including any of its rights under California Civil Code Section 1995.310; provided, however, Landlord shall be liable to Tenant for all direct damages incurred by Tenant as a result of such failure by Landlord in breach of this Lease. If Landlord improperly denies its consent to a Transfer which Tenant is permitted to make under this Article 15, Landlord shall reimburse Tenant for all direct damages incurred by Tenant as a result of such improper refusal to consent.
     15.5 Profits.
               (a) If there are any Profits (as defined in paragraph (b) below) from any Transfer (excluding any Transfer to an Affiliate or Successor of Tenant), Tenant shall pay fifty percent (50%) of such Profits to Landlord as Additional Rent. Landlord’s share of Profits shall be paid to Landlord within ten (10) days after receipt thereof by Tenant. The payments of Profits to Landlord shall be made on a monthly basis as Additional Rent with respect to each Transfer separately, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section during the twelve (12) months preceding each annual reconciliation exceed the amount of Profits determined on an annual basis, then Landlord shall promptly refund to Tenant the amount of such overpayment or credit the overpayment against Tenant’s future obligations under this Section, at Tenant’s option. If Tenant has underpaid its obligations hereunder during the preceding twelve (12) months, Tenant shall promptly pay to Landlord the amount owing after the annual reconciliation.
               (b) For purposes of this Article 14, “Profits” are defined as all cash or cash equivalent amounts and sums which Tenant (including any Affiliate or Successor of Tenant or other entity related to Tenant) receives on an annual basis from any Transferee, directly or indirectly, attributable to the Premises or any portion thereof, less the sum of (1) the amortized amount for each such annual period of (i) any additional tenant improvement costs paid to Tenant’s Transferee by Tenant; (ii) reasonable leasing commissions paid by Tenant in connection with the Transfer; (iii) other economic concessions (planning allowance, lease takeover payments, moving expenses, etc.) paid by Tenant to or on behalf of the Transferee in connection with the Transfer; (iv) reasonable costs incurred by Tenant in advertising the Transfer Space; and (v) Tenant’s reasonable attorneys’ fees paid by Tenant in connection with the Transfer (such amounts to be amortized over the term of the Transfer), and (2) the Base Rent and Additional Rent pursuant to Article 4 of the Lease paid during each such annual period by Tenant attributable pro rata based on Rentable Area to the Transfer Space. Any lump sum payment received by Tenant from a Transferee shall be treated like any other amount so received by Tenant for the applicable annual period and shall be utilized in computing Profits in accordance with the foregoing. All Profits and the components thereof shall be subject to audit by Landlord or its representatives at reasonable times. Tenant shall deliver to Landlord, upon request, any information reasonably required by Landlord to calculate and/or substantiate the amount of Profits hereunder.
     15.6 No Release of Tenant’s Obligations. No Transfer shall relieve Tenant of its obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Consent to one Transfer shall not be deemed to constitute consent to any subsequent Transfer.
     15.7 Assumption of Obligations. Each Transferee, other than Landlord, shall assume, as provided in this Section 15.7, all obligations of Tenant under this Lease arising after the date of the Transfer and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease arising after the date of the Transfer; provided, however, that the Transferee shall be liable to Landlord for rent only in the amount set forth in the Transfer. No Assignment shall be binding on Landlord unless the Transferee or Tenant shall deliver to Landlord a counterpart of the Assignment and an instrument in recordable form which contains a covenant of assumption by the Transferee satisfactory in substance and form to Landlord consistent with the requirements of this Section 15.7, but the failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability as set forth above.
     15.8 Costs. Tenant agrees to reimburse Landlord for Landlord’s reasonable costs and attorneys’ fees incurred in connection with the processing and documentation of any requested Transfer whether or not Landlord consents to the Transfer or the same is finally consummated; provided Tenant shall not be obligated to reimburse such costs and fees in excess of One Thousand Five Hundred Dollars ($1,500) for any proposed Transfer for which Tenant and the Transferee execute Landlord’s standard form consent to sublease or assignment.
ARTICLE 16
DEFAULT AND REMEDIES
     16.1 Events of Default By Tenant. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (an “Event of Default”):
          16.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days of notice that the same is due, which notice shall be in lieu of any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law.
          16.1.2 The abandonment of the Premises by Tenant coupled with the failure to pay rent, as provided in Section 1951.3 of the California Civil Code.
          16.1.3 The failure by Tenant to observe or perform the provisions of Section 7.1 or Article 10 where such failure continues and is not remedied within three (3) business days after notice thereof from Landlord to Tenant;
          16.1.4 Any failure by Tenant to execute and deliver any statement or document described in Articles 18 and 22 requested by Landlord within the time periods specified therein, where such failure continues for five (5) business days after notice thereof by Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq., of the California Code of Civil Procedure.
          16.1.5 The failure by Tenant to observe or perform any other provision of this Lease to be observed or performed by Tenant, other than those described in Sections 16.1.1, 16.1.2 and 16,1.3 above, if such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that it cannot be cured within the thirty (30) day period, no default shall exist if Tenant commences the curing of the default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. The thirty (30) day notice described herein shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure or any other law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding.
          16.1.6 Any Rent paid by Tenant is recovered by the debtor or bankruptcy trustee as a preference payment in the event of the filing by or against Tenant of any proceeding under bankruptcy law.
          16.1.7 Any failure by Tenant to provide Landlord with a renewed LC or a substitute LC in form reasonably acceptable to Landlord at least fifteen (15) days prior to the expiration of the then existing LC.
     16.2 Landlord’s Right To Terminate Upon Tenant Default. In the event of any Event of Default by Tenant as provided in Section 16.1 above, Landlord shall have the right to terminate this Lease and recover possession of the Premises by giving written notice to Tenant of Landlord’s election to terminate this Lease, in which event Landlord shall be entitled to receive from Tenant:
          16.2.1 The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus
          16.2.2 The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus
          16.2.3 The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

          16.2.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
          16.2.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
     As used in Sections 16.2.1 and 16.2.2 above, “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 16.2.3 above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).
     16.3 Landlord’s Right To Continue Lease Upon Tenant Default. In the event of an Event of Default of this Lease and abandonment of the Premises by Tenant, if Landlord does not elect to terminate this Lease as provided in Section 16.2 above, Landlord may from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease. Without limiting the foregoing, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). To the fullest extent permitted by Law, the proceeds of any reletting shall be applied first to pay to Landlord all costs and expenses of such reletting (including without limitation, costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, including expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord shall maintain and operate the Premises, the costs thereof) and receivers’ fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease and any necessary or reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant shall not be entitled to receive any portion of such revenue. No re-entry or taking of possession of the Premises by Landlord pursuant to this Section 16.3 shall be construed as an election to terminate this Lease unless a written notice of such election shall be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord, Landlord may, at any time after such reletting, elect to terminate this Lease for any such default. Upon the occurrence of an Event of Default by Tenant under Section 16.1 above, if the Premises or any portion thereof are sublet, Landlord, in addition and without prejudice to any other remedies herein provided or provided by Law, may, at its option, collect directly from the sublessee all rentals becoming due to the Tenant and apply such rentals against other sums due hereunder to Landlord.
     16.4 Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, then, in addition to and without prejudice to any other right or remedy of Landlord (including, without limitation, any right or remedy provided under Article 9), Landlord may cure the same at the expense of Tenant (i) immediately and without notice in the case (a) of emergency, (b) where such default unreasonably interferes with any other tenant in the Project, or (c) where such default will result in the violation of Law or the cancellation of any insurance policy maintained by Landlord and (ii) in any other case if such default continues beyond the applicable notice and cure period (such that such default constitutes an Event of Default). Any sums so paid by Landlord and all incidental costs, together with interest thereon at the Interest Rate, shall be payable to Landlord as Additional Rent on demand, and Landlord shall have the same rights and remedies in the event of nonpayment as in the case of default by Tenant in the payment of Rent.
     16.5 Efforts to Relet. For the purposes of this Article 16, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.
     16.6 Waiver of Right of Redemption. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s rights of occupancy of the Premises after any termination of this Lease. Notwithstanding any provision of this Lease to the contrary, the expiration or termination of this Lease and/or the termination of Tenant’s rights to possession of the Premises shall not discharge, relieve or release Tenant from any obligation or liability whatsoever under any indemnity provision of this Lease including without limitation the provisions of Section 11.1 hereof.
     16.7 Non-Waiver. Nothing in this Article 16 shall be deemed to affect Landlord’s rights to indemnification for liability or liabilities arising prior to termination of this Lease for personal injury or property damages under the indemnification clause or clauses contained in this Lease. No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.
     16.8 Waiver of Trial by Jury. Landlord and Tenant each expressly waive their right to trial by jury in any trial held as a result of a claim arising out of or in connection with this Lease in which Landlord and Tenant are adverse parties. The filing of a cross-complaint by one against the other is sufficient to make the parties “adverse.”
     16.9 Cumulative Remedies. Subject to Section 24.4 of this Lease, the specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.
     16.10 Default by Landlord. Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease if such failure shall continue for a period of thirty (30) days (provided, however, that if the nature of the default is such that it cannot reasonably be cured within the thirty (30) day period, no default shall exist if Tenant commences the curing of the default within the thirty (30) day period and thereafter diligently prosecutes the same to completion) after Landlord receives written notice from Tenant specifying the default, which notice shall describe in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s) in question. Subject to the remaining provisions of this Lease (and without limiting Tenant’s rights under Section 9.4 above), following the occurrence of any such default, Tenant shall have the right to pursue any other remedy available under Law or under this Lease for such default by Landlord; provided, however, that in no case shall Tenant have any right to terminate this Lease on account of any such default.
ARTICLE 17
ATTORNEYS FEES; COSTS OF SUIT
     If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, reasonable attorneys fees irrespective of whether or not the action or other proceeding is prosecuted to judgment.
ARTICLE 18
SUBORDINATION AND ATTORNMENT
     18.1 Subordination.
          18.1.1 Subject to Tenant’s receiving an SNDAA (as hereinafter defined), this Lease, and the rights of Tenant hereunder, are and shall be subordinate to the interests of (i) future ground leases and master leases of all or any part of the Building; (ii) future mortgages and deeds of trust encumbering all or any part of the Building; (iii) future advances made under any such mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such future ground leases, master leases, mortgages and deeds of trust (collectively, “Security Documents”) which hereafter constitute a lien upon or affect the Project, the Building or the Premises. Such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination. In addition, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor in interest to Landlord so long as Tenant is provided a commercially reasonable subordination non-disturbance and attornment agreement (an “SNDAA”). Furthermore, Tenant shall within ten (10) days of demand therefor execute any commercially reasonable instruments or other documents which may reasonably be required by Landlord or the holder (“Holder”) of any Security Document which does not materially impair Tenant’s rights under this Lease or materially increase Tenant’s liabilities, and specifically shall execute, acknowledge and deliver within ten (10) business days of demand therefor a subordination of lease or subordination of deed of trust, in the commercially reasonable form required by the Holder of the Security Document requesting the document, provided such document does not materially impair Tenant’s rights under this Lease or subject Tenant to materially increased liabilities; the failure to do so by Tenant within such time period shall be a material default hereunder. Such instruments may contain, among other things, provisions to the effect that such lessor, mortgagee or beneficiary (hereafter, for the purposes of this Section 18.1, a “Successor Landlord”) shall (a) not be liable for any act or omission of Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease (provided that the Successor Landlord shall remain obligated to cure any defaults of Landlord that remain outstanding (as a continuing default) at the time of transfer); (b) not be subject to any offsets or defenses which Tenant might have been able to assert against Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease; (c) not be liable for the return of any security deposit under this Lease unless the same shall have actually been deposited with such Successor Landlord; and (d) be entitled to receive notice of any Landlord default under this Lease plus the same opportunity to cure such default as Landlord prior to Tenant having any right or ability to terminate this Lease as a result of such Landlord default.
          18.1.2 There is currently no Security Document encumbering the Building. Landlord’s delivery to Tenant of a commercially reasonable SNDAA in favor of Tenant from each Holder of any Security Document which shall come into existence at any time after the Effective Date (each a “Future Security Document”) shall be in consideration of, and shall be a condition precedent to, Tenant’s (a) agreement under Section 18.1.1 to subordinate its interest hereunder to such Future Security Document and (b) agreement under Section 18.2 to attorn to and recognize as the landlord hereunder, the Holder of any such Future Security Document.
     18.2 Attornment. Provided Tenant receives the applicable SNDAA referenced above, Tenant shall attorn to and recognize as Tenant’s landlord under this Lease any superior lessor, superior mortgagee or other purchaser or person taking title to the Building by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust, and Tenant shall, within ten (10) days of demand therefor execute any commercially reasonable instruments or other documents which may be required by Landlord or the Holder of any such Security Document to evidence the attornment described in this Section 18.2 which does not materially impair Tenant’s rights under this Lease or materially increase Tenant’s liabilities.
     18.3 Mortgage and Ground Lessor Protection. Tenant agrees to give each Holder of any Security Document, by any manner permitted under this Lease, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Holder.
ARTICLE 19
QUIET ENJOYMENT
     Provided that Tenant performs all of its obligations hereunder, Tenant shall have and peaceably enjoy the Premises during the Term of this Lease, subject to all of the terms and conditions contained in this Lease, from and against all persons holding an interest in the Project from and through Landlord. Landlord covenants that no other party will have a possessory interest in the Premises or Building as of the Commencement Date.

ARTICLE 20
PARKING
     20.1 Tenant shall have the right to lease from Landlord in connection with Tenant’s lease of the Premises, at no additional cost to Tenant during the Initial Term, up to two hundred fourteen (214) car parking spaces (“Parking Spaces”) (equivalent to 5 per 1,000 square feet of Usable Area in the Premises) for use for parking in the Project’s surface parking lot. From such two hundred fourteen (214) Parking Spaces, Landlord shall designate fifteen (15) Parking Spaces as reserved for Tenant’s executives, and five (5) Parking Spaces as visitor parking; the remaining Parking Spaces shall be unreserved. The aforementioned 15 reserved Parking Spaces and 5 visitor parking spaces shall be in locations mutually reasonably agreed upon by Landlord and Tenant, provided that Landlord shall use commercially reasonable efforts to cause such spaces to be located as close to the main entrance of the Building as possible.
     20.2 Tenant shall have no obligation to pay any amount for any of the Parking Spaces leased by Tenant pursuant to Section 20.1 above during the Initial Term.
     20.3 Tenant’s employees, visitors and guests shall only have the right to park in Tenant’s designated area(s). Landlord shall have the right to modify, change, add to or delete the design, configuration, layout, size, ingress, egress, areas, method of operation, and other characteristics of or relating to the Parking Facilities at any time, and/or to provide for nonuse, partial use or restricted use of portions thereof, but in no event will Tenant’s access to the surface parking lot be restricted or Tenant’s right to its allocated number of Parking Spaces hereunder be reduced (Landlord shall use commercially reasonable efforts to give Tenant advance notice of such actions if Tenant would be affected thereby).
     20.4 If any employee, contractor or other individual using one of Tenant’s Parking Spaces violates any of the terms and conditions of this Article or such parking rules and regulations, then, after written notice and the opportunity to cure, Landlord may revoke the license granted hereunder with respect to the particular violating party’s use of the Parking Facilities (provided, however, Tenant’s allotted number of Parking Spaces hereunder shall not be reduced). Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The Parking Spaces provided to Tenant pursuant to this Article 20 are provided to Tenant solely for use by Tenant’s employees, visitors, guests, customers, agents, vendors, officers, directors, affiliates, sublessees and assignees, and such spaces may not otherwise be transferred, assigned, subleased or otherwise alienated by Tenant to any other type of transferee (except a Transferee consented to by Landlord or for which Landlord’s consent is not required under this Lease) without Landlord’s prior approval. The Parking Facilities shall contain at least the minimum number of handicap parking spaces as required by applicable law.
     20.5 Tenant’s business visitors may park in the Parking Facilities on a space-available basis, upon payment of the prevailing fee for parking charged to visitors to the Building.
ARTICLE 21
RULES AND REGULATIONS
     Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations. As used herein, the “Rules and Regulations” means the “Rules and Regulations’’ and the “Parking Rules” attached hereto as Exhibit “D” (which are hereby incorporated by reference herein and made a part hereof) and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and/or cleanliness of the Premises and/or the Project consistent with Institutional Owner Practices, provided that (i) in the event of any conflict between the Rules and Regulations and any of the other express terms of this Lease, the latter shall control and (ii) any amendments, modifications and/or additions shall not materially interfere with Tenant’s use and enjoyment of the Premises. Landlord shall not be liable to Tenant for any violation of such rules and regulations by any other tenant or occupant of the Project.
ARTICLE 22
ESTOPPEL CERTIFICATES
     Tenant agrees at any time and from time to time upon not less than ten (10) business days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying to those facts for which certification has been requested by Landlord or any current or prospective purchaser, holder of any Security Document, ground lessor or master lessor, including, but without limitation, that except as may be disclosed by Tenant in such certification, (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Base Rent, Additional Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the actual knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge. Tenant’s failure to execute and deliver such statement within such time period, subject to notice and cure as provided in Section 16.1.4, shall constitute an Event of Default under this Lease. In the event that such certificate is being given to any Holder or ground lessor, such statement may contain any other provisions reasonably and customarily required, without limitation, an agreement on the part of Tenant to furnish to such Holder or ground lessor, as applicable, written notice of any Landlord default and a reasonable opportunity for such Holder or ground lessor to cure such default prior to Tenant being able to terminate this Lease. Any statement delivered pursuant to this Article 22 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Project.
ARTICLE 23
ENTRY BY LANDLORD
     Landlord may enter the Premises at reasonable times, with reasonable (not to be less than twenty-four (24) hours) prior notice (except in the case of an emergency, in which case, Landlord shall provide such notice (if any) as may be reasonable under the circumstances) and subject at all times to Tenant’s reasonable security requirements, to: inspect the same; exhibit the same to prospective purchasers, lenders or, during the last nine (9) months of the Term, tenants; determine whether Tenant is complying with all of its obligations under this Lease; supply janitorial and other services to be provided by Landlord to Tenant under this Lease; post notices of non-responsibility; and make repairs or improvements in or to the Project or the Premises; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. No such entry made in compliance with the foregoing shall be construed as a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant. Landlord shall, subject to Tenant’s reasonable security requirements, at all times have and retain a key with which to unlock all of the doors in, on or about the Premises, and upon emergency and only after attempting to contact Tenant if reasonable under the circumstances, Landlord shall have the right to use any and all reasonable means by which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, and under such circumstances, shall not be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant’s duties under this Lease. If Landlord shall be required to obtain entry by means other than a key provided by Tenant (because Tenant has failed to provide such key), the actual cost of such entry shall be payable by Tenant to Landlord as Additional Rent.
ARTICLE 24
LEASE UNDERTAKINGS; EXCULPATION FROM PERSONAL
LIABILITY; TRANSFER OF LANDLORD’S INTEREST; WAIVER OF CONSEQUENTIAL DAMAGES
     24.1 Landlord’s Lease Undertakings. Notwithstanding anything to the contrary contained in this Lease or in any exhibits, riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (i) any actual or alleged breach or breaches by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or (ii) any matter relating to Tenant’s occupancy of the Premises (collectively, “Landlord’s Lease Undertakings”) shall be limited to solely an amount equal to Landlord’s interest in the Building; (b) Tenant shall have no recourse against any other assets of Landlord or the Landlord Parties (as defined below); and (c) no present or future officer, director, employee, trustee, mortgagee, ground lessor, member, retirant, beneficiary, internal investment contractor, manager, investment manager, agent, successor and assign of Landlord (collectively, the “Landlord Parties”) shall have any personal liability or personal responsibility, directly or indirectly, with respect to any of Landlord’s Lease Undertakings and recourse shall not be had against any such officer, director, shareholder, employee, trustee, mortgagee, ground lessor, member, retirant, beneficiary, internal investment contractor, investment manager, agent, successor and assign under or in connection with any Landlord’s Lease Undertakings or any alleged breach thereof. The limitations of liability provided in this Section 24.1 are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by Law or in any other contract, agreement or instrument.
     24.2 Sale by Landlord. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under ground leases of the Land or master leases of the Building, if any. In the event of any transfer, assignment or other conveyance of any such title, Landlord herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability for the performance of any covenant or obligation on the part of Landlord contained in this Lease thereafter to be performed; provided that the transferee assumes, in writing, all of Landlord’s obligations hereunder. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any term or condition of this Lease.
     24.3 Tenant’s Lease Undertakings. Notwithstanding any provisions of this Lease to the contrary, including the remedies available to Landlord hereunder, this Lease is executed and delivered by Tenant on the express condition that in all events, including an Event of Default by Tenant, no personal liability is assumed by nor shall any personal liability be asserted against any individual (whether current, former, or retired), or any manager, member, trustee, partner, shareholder, officer or director of Tenant, all such personal liability having been waived and Landlord’s only recovery for damages or otherwise being limited to the assets of Tenant. Landlord agrees that, in any action arising out of or relating to the performance of this Lease, Landlord will proceed only against Tenant or its successors and assigns and not against any individual shareholder or officer of Tenant (or any entity to which Tenant may assign this Lease), or any of such shareholder’s directors, officers, employees, agents, shareholders, or members, or any personal representative, successor or assign of any of the foregoing, except to the extent necessary to proceed against Tenant or its successors and assigns. Nothing contained herein, however, shall limit the liability of persons for their own negligence or willful misconduct in their individual capacities, as distinct from their capacities as constituent shareholders of Tenant. In addition, all property and assets of Tenant shall remain liable for the obligations set forth in this Lease, notwithstanding any dissolution, liquidation, reformation, or other reorganization of Tenant. The provisions of this Section 24.3 are enforceable by both Tenant and any constituent shareholder of Tenant, and shall survive the expiration or earlier termination of this Lease.
     24.4 Waiver of Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant shall be liable under any circumstances for, and each hereby releases the other from all liability for, consequential damages and injury or damage to, or interference with, the other party’s business, including, but not limited to, loss of profits, loss of business opportunity or loss of goodwill, in each case however occurring except as provided in Article 25 in the case of a holding over.
ARTICLE 25
HOLDOVER TENANCY
     If Tenant holds possession of the Premises after the expiration or termination of the Term of this Lease, by lapse of time or otherwise, with or without the express or implied consent of Landlord, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to Term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. During such holdover period, Tenant shall pay to Landlord a monthly Base Rent equivalent to one hundred fifty percent (150%) of the greater of (i) the Base Rent payable by Tenant to Landlord during the last month of the Term of this Lease, and (ii) Landlord’s then prevailing rate for space in the Project that is comparable to the Premises. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. Notwithstanding any provision to the contrary contained herein, (a) Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term of this Lease or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such holdover, and (b) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, demands, actions, proceedings, losses, damages, liabilities, obligations, penalties, costs and expenses incurred or suffered by or asserted against Landlord by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease; provided, however, that Landlord shall not be entitled to any damages incurred by Landlord due to the loss of a prospective tenant or delay in delivering the Premises or any portion thereof to a prospective tenant resulting from Tenant’s holdover unless Landlord has given notice to Tenant of the execution of a lease and the date Landlord, pursuant to such lease, intends to deliver the Premises or any portion thereof to the prospective tenant at least thirty (30) days prior to such date.
ARTICLE 26
NOTICES
     All notices which Landlord or Tenant may be required, or may desire, to serve on the other may be served, as an alternative to personal service, by (i) mailing the same by registered or certified mail, postage prepaid, or (ii) by a reputable overnight courier service, which provides evidence of delivery, addressed to the Landlord at the address for Landlord set forth in Item 10 of the Basic Lease Provisions and to Tenant at the address for Tenant set forth in Item 10 of the Basic Lease Provisions, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing or to such addresses required to comply with applicable Law. Any notice shall be deemed to have been served at the time the same was delivered (or at the time delivery was rejected).
ARTICLE 27
BROKERS
     Landlord and Tenant each warrants to the other that it has not had any contact or dealings with any person or real estate broker other than the firms specified in Item 8 of the Basic Lease Provisions (collectively, “Broker”) which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord and Tenant shall indemnify, hold harmless and defend the other from and against any liability with respect to any fee or brokerage commission (except one owing to Broker) arising out of any act or omission of the indemnifying party. Landlord covenants and agrees to pay all real estate commissions due in connection with this Lease to Broker in accordance with the commission agreement executed by Landlord.
ARTICLE 28
SIGNAGE RIGHTS
     28.1 Tenant shall not (i) place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior areas or Common Areas of the Building or the Project or in any area of the Building, Premises or Project which is visible from the exterior of the Building or outside of the Premises except for the Building Top Sign and Monument Sign or (ii) place or install (or permit to be placed or installed by any Tenant Party) in or about any portion of the Premises any window covering (even if behind Building standard window coverings) or any other material visible from outside of the Premises or from the exterior of the Building.
     28.2 Subject to compliance with applicable Laws and such Building signage criteria as Landlord shall apply from time to time and subject to receipt of Landlord’s prior written consent, Tenant may require Landlord to install, at Landlord’s sole cost and expense (including the cost to remove at the expiration or earlier termination of this Lease), Project-standard suite identification signage and lobby directory signage for the Premises. In addition, Tenant may place in any portion of the inside of the Premises not visible from the exterior of the Building or from outside of the Premises such additional identification signage as Tenant shall desire at Tenant’s sole cost and expense. All signage described in this Article 28 shall be treated as Tenant’s personal property under the provisions of Section 10.5 with respect to Tenant’s obligation at the expiration or early termination of this Lease.
     28.3 Exterior Signs.
          28.3.1 Grant of Rights. Subject to the provisions of this Section 28.3, Tenant shall have the exclusive right to cause Landlord to display a sign (the “Building Top Sign”) identifying Tenant by its Business Name on the parapet of the Building in an exact location mutually agreed by Landlord and Tenant in good faith; provided, however, that if Tenant is unable to obtain the necessary governmental permits and approvals for the Building Top Sign, Tenant shall have the exclusive right, subject to the provisions of this Section 28.3, to cause Landlord to identify Tenant by its Business Name on an eyebrow sign (“Eyebrow Signage”), in lieu of the Building Top Sign, on the exterior of the Building in an exact location reasonably agreeable to Landlord and Tenant and all references herein to the Building Top Sign shall refer and apply to the Eyebrow Signage.
          28.3.2 Definitions.
               (i) “Business Name” means “CapitalSource Bank”, and may include the CapitalSource Bank logo, and no other name, logo or trade name except of a Permitted Transferee in accordance with Section 28.3.7 below.
               (ii) “Building Top Sign Occupancy Requirement” means, and shall be satisfied only if, the Tenant or Permitted Transferee whose Business Name is on the Building Top Sign leases and occupies at least 1% in the case of Tenant, or 25% as to a Permitted Transferee, of the Rentable Area in the Building (provided that, for purposes of determining whether the Building Top Sign Occupancy Requirement is satisfied, space that is occupied by any of such Tenant’s Affiliates or Successors shall be deemed occupied by the Tenant whose Business Name is on the Building Top Sign).
               (iii) “Objectionable Name” means any name or trade name or logo that (a) relates to an entity that is of a character or reputation, or is associated with a political faction or orientation that is materially inconsistent with the quality of the Project, or that would otherwise be reasonably objectionable to an institutional quality landlord of a building comparable to the Building (taking into consideration the visibility, location, size and prominence of the Building Top Sign) or (b) conflicts with any covenants contained in any other leases of space in the Project.
          28.3.3 Intentionally Omitted.
          28.3.4 Specifications and Permits. The graphics, materials, color, design, lettering, size, area exact location, lighting and specifications and all other aesthetic factors of the Building Top Sign shall be (i) subject to the prior written consent of Landlord (in Landlord’s reasonable discretion), (ii) consistent with the size and quality of comparable signage on comparable institutionally owned first-class office buildings in the local market, and (iii) consistent with the overall character of the Project’s architecture (as determined by Landlord in its reasonable discretion). In addition, all of Tenant’s rights under this Section 28.3 shall be subject to (a) the receipt of and continuing compliance with all required governmental permits and approvals (and the submission of copies thereof to Landlord) required for the installation and continuing display of the Building Top Sign and (b) the continuing compliance of such signs with all applicable Laws. Landlord shall, at no expense to Landlord, reasonably cooperate with Tenant’s efforts to obtain the necessary governmental permits and approvals for the Building Top Sign, but Landlord makes no representation or warranty as to Tenant’s ability to obtain same.
          28.3.5 Cost and Maintenance; Removal. The Building Top Sign shall be installed by a contractor retained by Tenant and approved by Landlord (in its reasonable discretion), and shall be operated and maintained by Tenant, at Tenant’s sole cost and expense. Without limiting the foregoing, Tenant shall be responsible for all costs and expenses incurred in connection with or relating to the installation, operation, lighting (including electrical charges therefor), maintenance and repairs of the Building Top Sign and the eventual removal and disposal of the Building Top Sign. Within a reasonable time following the expiration or earlier termination of this Lease (or after termination of Tenant’s rights with respect to the Building Top Sign pursuant to Section 28.3.6 or 28.3.7, below), which shall in no event be later than thirty (30) days after such expiration or termination of this Lease (or after such termination of such signage rights), Tenant shall, at Tenant’s sole cost and expense, commence, and thereafter shall diligently pursue, the removal of the Building Top Sign, and shall cause the areas in which such Building Top Sign were located to be restored to the condition existing immediately prior to the placement of such Building Top Sign on the Building (subject to ordinary wear and tear). If Tenant fails to timely remove the Building Top Sign or to restore the areas in which the Building Top Sign was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all reasonable costs incurred by Landlord in so performing such work, plus interest at the Interest Rate from the date of Landlord’s payment of such costs to the date of Tenant’s reimbursement to Landlord, shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The terms of this Section 28.3.5 shall survive the expiration or earlier termination of this Lease.
          28.3.6 Termination. Notwithstanding any provision of this Lease to the contrary, by notice delivered to Tenant, Landlord may, at its option, elect to terminate all of Tenant’s rights with respect to the Building Top Sign at any time that the Building Top Sign Occupancy Requirement is no longer satisfied, in which case, upon delivery of such notice all of Tenant’s rights under this Section 28.3 to the Building Top Sign shall terminate and shall be of no further force or effect. In the event that Tenant’s rights with respect to the Building Top Sign are terminated in accordance with the previous sentence, Tenant shall, at its sole cost and expense, remove the Building Top Sign in accordance with Section 28.3.5, above.
          28.3.7 Transfer of Rights. The rights granted under this Section 28.3 shall not be transferable in any respect whatsoever other than to a Transferee consented to by Landlord pursuant to Article 15 or an Affiliate or Successor of Tenant (each a “Permitted Transferee”), in each case in connection with an assignment or a sublease to such Permitted Transferee; provided, however, that Tenant may only effectuate a transfer of its rights under this Section 28.3 to such Permitted Transferee if and to the extent such Permitted Transferee does not have an Objectionable Name. Following any such assignment or a change in name of Tenant or a Permitted Transferee, Tenant shall have the right to cause a contractor retained by Tenant and approved by Landlord (in Landlord’s reasonable discretion) to install a different sign identifying such Permitted Transferee by its business or trade name on the parapet of the Building in the same location as the previous sign, but only on the condition that such different business or trade name is the business or trade name of the Tenant or such Permitted Transferee, as applicable, is not an Objectionable Name and is otherwise in substantial conformance with all of the requirements of this Article 28.
          28.3.8 Monument Sign. Landlord and Tenant acknowledge and agree that there is not currently a monument sign located near the front entrance to the Building. To the extent Tenant desires to install a single tenant monument sign, Tenant shall have the right to seek, at Tenant’s sole cost and expense, all required governmental permits and approvals for the construction of such monument sign, in a location mutually reasonably agreed upon by Landlord and Tenant near the front entrance to the Building, and the placement of Tenant’s Business Name thereon (“Monument Sign”). In the event Tenant seeks such permits and approvals and is unsuccessful, the obligations of Tenant under this Lease shall not be affected. If Tenant successfully obtains such permits and approvals, Tenant’s installation, repair and usage of such monument sign shall be at Tenant’s sole cost and expense and subject to all terms set forth above in this Section 28.3 related to the Building Top Sign. Landlord shall, at no expense to Landlord, reasonably cooperate with Tenant’s efforts to obtain the necessary governmental permits and approvals for the Monument Sign, but Landlord makes no representation or warranty as to Tenant’s ability to obtain same.
          28.3.9 Restriction on Landlord. For so long as Tenant retains its rights with respect to the Building Top Sign, Landlord shall not grant Building top signage rights to any other tenant.
ARTICLE 29
BROKERAGE COMMISSION — OFFSET RIGHT
     If (a) Landlord breaches its obligation relating to the payment of any commission due to Grubb & Ellis Company (“Tenant’s Broker”) as set forth in Article 27 above, (b) Tenant has paid to Tenant’s Broker such amount which was required to be paid by Landlord to Tenant’s Broker pursuant to Article 27, and (c) Landlord does not reimburse Tenant for such amount within ten (10) business days after demand therefor by Tenant, then Tenant shall have the right to offset any such amount paid by Tenant to Tenant’s Broker against the Base Rent next falling due after the expiration of said ten (10) business day period. Any such offset made by Tenant shall be credited against Landlord’s obligations with respect to the payment of commissions to Tenant’s Broker. This Article 29 shall not negate or limit Landlord’ indemnification obligations under Article 27.

ARTICLE 30
MISCELLANEOUS
     30.1 Entire Agreement. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.
     30.2 Amendments. This Lease shall not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant. Landlord shall not have waived or released any of its rights hereunder unless in writing and executed by the Landlord.
     30.3 Successors. Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind or inure to the benefit Landlord and Tenant and their respective successors and assigns, provided this clause shall not permit any Transfer by Tenant contrary to the provisions of Article 15.
     30.4 Intentionally Omitted.
     30.5 Force Majeure. Neither Landlord nor Tenant shall be liable for any failure to comply or delay in complying with its obligations hereunder to the extent such failure or delay is due to acts of God, inability to obtain labor, strikes, lockouts, lack of materials, governmental restrictions, enemy actions, war, terrorism, bioterrorism, civil commotion, fire, earthquake, unavoidable casualty or other similar causes beyond Landlord’s or Tenant’s (as applicable) reasonable control (all of which events are herein referred to as “Force Majeure”). It is expressly agreed that Landlord shall not be obliged to settle any strike to avoid a force majeure event from continuing. In no event shall failure to pay Rent or other sums due hereunder from one party to the other be excused as a result of Force Majeure.
     30.6 Intentionally Omitted.
     30.7 Intentionally Omitted.
     30.8 Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the state of California (without regard to its conflicts of laws rules or principles).
     30.9 Prohibition Against Recording. Neither this Lease nor any memorandum, affidavit or other writing with respect thereto shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
     30.10 Severability. In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.
     30.11 Captions. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease.
     30.12 Interpretation. Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.
     30.13 Independent Covenants. Except as otherwise provided herein, each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant and Landlord are separate and independent covenants of Tenant and Landlord, as applicable, and not dependent on any other provision of this Lease.
     30.14 Number and Gender. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.
     30.15 Time is of the Essence. Time is of the essence of this Lease and the performance of all obligations hereunder.
     30.16 Joint and Several Liability. If Tenant comprises more than one person or entity, all such persons shall be jointly and severally liable for payment of Rents and the performance of Tenant’s obligations hereunder.
     30.17 Intentionally Omitted.
     30.18 Choice of Jurisdiction. Tenant hereby submits to local jurisdiction in the State of California and agrees that any action by Tenant against Landlord shall be instituted in the State of California and that Landlord shall have personal jurisdiction over Tenant for any action brought by Landlord against Tenant in the State of California.
     30.19 Rights Reserved by Landlord. Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being, deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (i) to change the name or street address of the Project (provided that, notwithstanding the foregoing, Landlord shall not initiate a change of name or address for the Building); (ii) to install, affix and maintain all signs on the exterior and/or interior of the Building (subject to the restriction set forth in Section 28.3.9, and provided that Landlord shall not grant any tenant, licensee, occupant or other party the right to exterior identification signage on the Building Property without Tenant’s consent) and/or the Project; (iii) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises and, notwithstanding the provisions of Article 10, the design, arrangement, style, color and general appearance of the portion of the Premises visible from the exterior, and contents thereof, including, without limitation, furniture, fixtures, signs, art work, wall coverings, carpet and decorations, and all changes, additions and removals thereto, shall, at all times have the appearance of premises having the same type of exposure and used for substantially the same purposes that are generally prevailing in first class office buildings in the area. Any violation of this provision shall be deemed a material breach of this Lease; (iv) to display the Premises and/or the Building and/or the Project to mortgagees, prospective mortgagees, prospective purchasers and ground lessors at reasonable hours upon reasonable advance notice to Tenant; (v) to change the arrangement of entrances, doors, corridors, elevators and/or stairs in the Building and/or the Project, provided no such change shall materially adversely affect access to the Premises; (vi) to grant any party the exclusive right to conduct any business or render any service in the Project, provided such exclusive right shall not materially interfere with Tenant’s use of the Premises for the purposes permitted under this Lease, and further provided that Landlord shall give Tenant prior notice of any such exclusive rights; (vii) to prohibit the placement of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant’s employees; (viii) to prohibit the placement of video or other electronic games in the Premises; (ix) to have access for Landlord and United States Post Office workers to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office and to discontinue any mail chute business in the Building and/or the Project; (x) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such rules and regulations as Landlord prescribes for security purposes; (xi) to install, operate and maintain security systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building and/or the Project; and (xii) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building and/or the Project and do not impair Tenant’s operations.
     30.20 Intentionally Omitted.
     30.21 Authority. If Tenant signs as a corporation, the person(s) executing this Lease on behalf of Tenant hereby covenant and warrant that Tenant is a duly authorized and existing entity, that Tenant has and is qualified to do business in California, that Tenant has full right and authority to enter into this Lease, and that the person signing on behalf of Tenant is authorized to do so. The person executing this Lease on behalf of Landlord hereby covenants and warrants that Landlord has full right and authority to enter into this Lease and that the person signing on behalf of Landlord is authorized to do so. If requested by the other party within thirty (30) days after the Effective Date, a party shall deliver to the other party resolutions or other evidence of the authority of the person(s) signing this Lease on behalf of such party to execute and deliver this Lease on its behalf; provided, however, that Landlord agrees not to request such resolutions or evidence from Tenant if this Lease is executed by two (2) of the corporate officers which satisfy the presumption of authority set forth in Section 313 of the California Corporations Code.
     30.22 Transportation Management. Tenant shall fully comply with all present or future programs required by Law or implemented at the Project consistent with Intuitional Owner Practices to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
     30.23 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, in its sole and absolute discretion, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Operating Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project to the extent such actions will not materially impair Tenant’s use and operation of the Premises or materially increase Tenant’s liabilities hereunder. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.
     30.24 Renovation of the Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant acknowledges and agrees that Landlord may alter, remodel, improve and/or renovate (collectively, the “Renovation Work”) the Building and/or the Project, and in connection with any Renovation Work, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, or the Project, restrict access to portions of the Project, including portions of the Common Areas, or perform work in the Building and/or the Project. Landlord agrees to use commercially reasonable efforts to minimize any disruption or interference with Tenant’s business operations during the course of the Renovation Work and at all times to comply with governmental security regulations and Tenant’s reasonable internal security procedures.
     30.25 No Partnership or Joint Venture. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant.
     30.26 Right to Lease. Landlord reserves the absolute right to lease space in the Project and to create such other tenancies in the Project as Landlord, in its sole business judgment, shall determine is in the best interests of the Project. Landlord does not represent and Tenant does not rely upon any specific type or number of tenants occupying any space in the Building and/or the Project during the Term of this Lease.
     30.27 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.
     30.28 OFAC. Tenant represents and warrants that, to Tenant’s knowledge, neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Landlord represents and warrants that, to Landlord’s knowledge, neither Landlord nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.
ARTICLE 31
PATIO
     (a) Landlord conceptually approves of Tenant’s construction of a patio area in the location shown on the Space Plan (as defined in Section 2.1(a) of Exhibit “C”) (the “Patio”), for the exclusive use of Tenant, its employees and invitees. Notwithstanding Landlord’s approval of the Space Plan, Tenant’s right to construct the Patio is subject to Tenant’s obtaining, at its sole cost and expense, the approvals from the required governmental entities (including the City of Irvine, if applicable). Landlord shall, at no expense to Landlord, reasonably cooperate with Tenant’s efforts to obtain such approvals, but Landlord makes no representation or warranty as to Tenant’s ability to obtain same.
     (b) All costs of any planning, construction and/or improvement in connection with the Patio shall be borne by Tenant. The submittal by Tenant and review and approval by Landlord of plans for the Patio shall be governed by Exhibit “C”; provided that the landscaping design for the Patio shall be consistent with the landscaping plan for the Project. Tenant may place, but shall seek Landlord’s advance written consent (not to be unreasonably withheld) to all proposed furniture, fixtures, umbrellas, large plants or other large material items of any kind whatsoever which Tenant desires to place on the Patio, and the general configuration thereof.
     (c) Tenant acknowledges that Landlord has an interest in maintaining control over the exterior appearance of the Building Property in order to preserve the image and reputation of the Building as a first class office building. Tenant agrees, therefore, that Landlord shall have the right to approve or reasonably withhold approval of any furniture, fixtures, plants or other items that Tenant desires to place on the Patio, and the configuration thereof, on such grounds. In determining whether to approve such items, Landlord may consider such factors as, without limitation, which Tenant agrees are reasonable factors, (i) whether such items are compatible with a first-class project and its appearance to the public, (ii) the impact of such items on the overall ambience and atmosphere of the Project, and (iii) whether such items are compatible with the appearance of the Building’s exterior. Tenant shall not be permitted to display any graphics, signs or insignias or the like on the Patio without Landlord’s consent.
     (d) The cleaning and landscape maintenance for the Patio shall be performed by Landlord’s contractors, and included in Operating Expenses. Landlord shall be entitled to reasonable access to the Patio in order to fulfill its responsibility with respect to maintenance and landscape maintenance and perform its other obligations under this Lease, and Landlord shall be entitled to access the Patio at any time and to the extent reasonably necessary in the event of an emergency.
     (e) Tenant’s use of the Patio shall, at all times, be consistent with a first-class commercial office project (by way of example, uses of the Patio may include, without limitation, office meetings and luncheons). Without limiting the generality of the foregoing, the Patio shall not be used for weddings, wedding receptions, proms, bar mitzvahs, or other events inconsistent with a first-class commercial office project. Compliance with all rules, regulations, statutes and laws of any governmental agency pertaining to Tenant’s use of the Patio will be the sole responsibility of Tenant.
     (f) Promptly following the substantial completion of the Patio, Tenant shall furnish Landlord with evidence that Tenant’s current insurance coverages, per the terms of this Lease, are extended to cover the Patio.
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     IN WITNESS WHEREOF, this Lease is hereby executed as of the Effective Date.

LANDLORD:

MAGUIRE PROPERTIES — 130 S. STATE COLLEGE, LLC,
a Delaware limited liability company

By: Name:	/s/ Douglas J. Gardner Douglas J. Gardner
Title:	EVP

TENANT:

CAPITALSOURCE BANK,
a California corporation

By: Name:	/s/ Mark Gordon Mark Gordon
Title:	SVP Corporate Real Estate

By: Name:	/s/ John A. Bogler John A. Bogler
Title:	CPO